UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 4 -5

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2013

CELLULAR BIOMEDICINE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-52282	86-1032927
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 University Avenue, #17 Palo Alto, California	94301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (650) 566-5064

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 4 -5 (this “Amendment”) on Form 8-K/A amends and restates in its entirety the Current Report on Form 8-K/A filed by the registrant with the Securities and Exchange Commission (the “SEC”) on December 6 , 2013 (“Amendment No. 3”)  to properly include the audited financial statements of the acquired business as described below and to enhance certain disclosures in our Management’s Discussion and Analysis of Financial Condition and Results of Operations contained herein. As of February 6, 2013, the Registrant (formerly “EastBridge Investment Group Corporation”) merged with Cellular Biomedicine Group, Ltd. (collectively the “Company”), with Cellular Biomedicine Group, Ltd. being the accounting acquirer thus resulting in a reverse merger.  A copy of the audited financial statements of the acquired business (i.e. CBMG BVI) required under Item 9.01(a) has been furnished as Exhibit 99.1.  For additional information regarding the financial results of the combined company post-merger, refer to our Pro Forma Supplemental Income Statement referenced as Exhibit 99.2.

The Company presented the historical financial statements of CBMG BVI in the 8-K/A filed on August 14, 2013, without properly applying Accounting Standard Codification No. 810 Consolidation, with respect to the treatment of the Variable Interest Entity (VIE) relationship.  A correction was required to (i) properly eliminate the Company’s investment in the VIE, which resulted in a decrease in receivables and equity, and (ii) properly classify a deferred tax asset that was previously reflected as a tax refund receivable as a deferred tax asset.

Additionally, the Company had not previously reflected the impacts of shares issued for services rendered during 2011 and 2012.  The following tables set forth the impact of these corrections on our consolidated statements of operations and our consolidated balance sheets:

CELLULAR BIOMEDICINE GROUP LTD.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Year ended December 31, 2012
	As previously filed	Restatement adjusted	As amended

Revenues	$273,620	$-	$273,620

Cost of services	194,264	-	194,264

Gross profit	79,356	-	79,356

Operating expenses:
General and administrative	2,009,078	1,446,366	3,455,444
Selling and marketing	471,420	-	471,420
Research and development	3,214,289	-	3,214,289
Total operating expenses	5,694,787	1,446,366	7,141,153
Operating income (loss)	(5,615,431)	(1,446,366)	(7,061,797)

Other (income) expense
Interest income	(1,788)	-	(1,788)
Other (income) expense	(28,492)	-	(28,492)
Total other (income) expense	(30,280)	-	(30,280)
Income (loss) before taxes	(5,585,151)	(1,446,366)	(7,031,517)

Income tax benefit (provision)	-	-	-
Net income (loss)	$(5,585,151)	$(1,446,366)	$(7,031,517)

CELLULAR BIOMEDICINE GROUP LTD.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Year ended December 31, 2011
	As previously filed	Restatement adjusted	As amended

Revenues	$198,489	$-	$198,489

Cost of services	99,694	-	99,694

Gross profit	98,795	-	98,795

Operating expenses:
General and administrative	846,317	435,712	1,282,029
Selling and marketing	140,728	-	140,728
Research and development	228,462	-	228,462
Total operating expenses	1,215,507	435,712	1,651,219
Operating loss	(1,116,712)	(435,712)	(1,552,424)

Other (income) expense
Interest income	(1,457)	-	(1,457)
Other (income) expense	42,106	-	42,106
Total other (income) expense	40,649	-	40,649
Loss before taxes	(1,157,361)	(435,712)	(1,593,073)

Income tax benefit (provision)	-	-	-
Net loss	$(1,157,361)	$(435,712)	$(1,593,073)

CELLULAR BIOMEDICINE GROUP LTD.
CONSOLIDATED BALANCE SHEET

	December 31, 2012
	As previously filed	Restatement Adjusted	As Amended
Assets
Cash	$4,144,896	$-	$4,144,896
Accounts Receivable	20,683	-	20,683
Inventory	37,241	-	37,241
Prepaid expenses	18,118	-	18,118
Other current assets	1,715,756	(1,587,075)	128,681
Total current assets	5,936,694	(1,587,075)	4,349,619

Property, plant and equipment, net	1,326,882	-	1,326,882
Intangibles	940,897	-	940,897
Long-term prepaid expenses and other assets	14,802	119,427	134,229
Total assets	$8,219,275	$(1,467,648)	$6,751,627

Liabilities and Stockholders' Equity

Liabilities:
Accounts payable	$23,931	$-	$23,931
Accrued expenses	451,875	(354,421)	97,454
Other current liabilities	-	473,848	473,848
Total current liabilities	475,806	119,427	595,233

Total liabilities	475,806	119,427	595,233

Stockholders' equity:
Additional paid in capital	14,418,709	(295,004)	14,713,713
Accumulated deficit	(6,736,866)	(1,882,079)	(8,618,945)
Accumulated other comprehensive loss	61,626	-	61,626
Total stockholders' equity	7,743,469	(1,587,075)	6,156,394

Total liabilities and stockholder's equity	$8,219,275	$(1,467,648)	$6,751,627

CELLULAR BIOMEDICINE GROUP LTD.
CONSOLIDATED BALANCE SHEET

	December 31, 2011
	As previously filed	Restatement adjusted	As amended
Assets
Cash	$4,413,971	$-	$4,413,971
Accounts Receivable	66,657	-	66,657
Amount due from related parties	1,899,715	(1,587,075)	312,640
Inventory	43,629	-	43,629
Prepaid expenses	422,569	-	422,569
Other current assets	19,392	-	19,392
Total current assets	6,865,933	(1,587,075)	5,278,858

Property, plant and equipment, net	523,509	-	523,509
Total assets	$7,389,442	$(1,587,075)	$5,802,367

Liabilities and Stockholders' Equity

Liabilities:
Accounts payable	$2,923,098	$-	$2,923,098
Accrued expenses	62,140	-	62,140
Advances payable to related party	5,651	-	5,651
Total current liabilities	2,990,889	-	2,990,889

Total liabilities	2,990,889	-	2,990,889

Stockholders' equity:
Additional paid in capital	5,502,347	(1,151,363)	4,350,984
Accumulated deficit	(1,151,715)	(435,712)	(1,587,427)
Accumulated other comprehensive loss	47,921	-	47,921
Total stockholders' equity	4,398,553	(1,587,075)	2,811,478

Total liabilities and stockholder's equity	$7,389,442	$(1,587,075)	$5,802,367

SPECIAL NOTE ABOUT FORWARD LOOKING STATEMENTS

This Current Report on Form 8-K/A and other reports filed by us from time to time with the Securities and Exchange Commission (collectively, the “Filings”) contain or may contain forward-looking statements and information that are based upon management’s beliefs of, and information currently available to management, as well as estimates and assumptions made by management. When used in the filings, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions as they relate to the us or management identify forward-looking statements. Such statements reflect our current view with respect to future events and are subject to risks, uncertainties, assumptions, and other factors (including the risks contained in the section of this report entitled “Risk Factors”) relating to our industry, our operations and results of operations and any businesses that we may acquire. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with our pro forma financial statements and the related notes filed with this Form 8-K/A.

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

Merger with Cellular Biomedicine Group Ltd.

On November 13, 2012, EastBridge Investment Group Corporation (“EastBridge” or “Parent”) and CBMG Acquisition Limited, a British Virgin Islands company and the Company’s wholly-owned subsidiary (“Merger Sub”) entered into an Agreement and Plan of Merger (“Merger Agreement”) by and among EastBridge, Merger Sub and Cellular Biomedicine Group Ltd., a British Virgin Islands company (“CBMG BVI”), as amended on January 15, 2013, January 31, 2013 and February 6, 2013, pursuant to which the parties agreed that Merger Sub shall merge with and into CBMG BVI, with CBMG BVI as the surviving entity. The transactions under the Merger Agreement as amended are referred to as the “Merger”. The Merger was subject to customary closing conditions, including, among other things, (a) approval by the shareholders of CBMG BVI, (b) resignations of the departing directors and officers of EastBridge, Merger Sub and CBMG BVI, and (c) execution of certain ancillary agreements, including, but not limited to, executive employment agreements with EastBridge, compliance certificates, lock up agreement and opinions of counsel, as referenced in Article VII of the Merger Agreement. A copy of the plan of acquisition, consisting of the Merger Agreement dated November 13, 2012 and Amendments 1, 2 and 3 thereto, are included as Exhibits 2.1, 2.2, 2.3 and 2.4 to the Original Filing made on February 12, 2013.

On December 20, 2012 CBMG BVI obtained shareholder approval by holding an extraordinary general meeting of the shareholders, in which holders of a majority of its capital stock approved the merger pursuant to British Virgin Islands law. Since the Merger was structured as a triangular merger in which a wholly owned merger subsidiary of EastBridge merged with CBMG BVI, no shareholder approval on the part of the EastBridge shareholders was required under Delaware law.  We note that although EastBridge issued in excess of 20% of its shares in the merger, since its shares are not listed on a national exchange, no shareholder approval requirement applied to this transaction under any exchange rules.”

On February 5, 2013, the registrant formed a new Delaware subsidiary named EastBridge Investment Corp. (“EastBridge Sub”). Pursuant to a Contribution Agreement by and between the registrant and EastBridge Sub dated February 5, 2013 (the “Contribution Agreement”), the registrant contributed all assets and liabilities related to its consulting services business, to its newly formed subsidiary, EastBridge Investment Corp., from and after which it continued to conduct the consulting services business and operations of EastBridge at the subsidiary level. A copy of the Contribution Agreement is attached as Exhibit 10.1 of the Original Filing made on February 12, 2013.

A copy of the financial statements of the acquired business (i.e. CBMG BVI) required under Item 9.01(a) and pro forma financial information relating to the merged company required under Item 9.01(b) are furnished as Exhibits 99.1 and 99.2 to this Amendment.

On February 6, 2013 (the “Effective Date”), the Parties executed all documents and filed the Plan of Merger with the registrar of the British Virgin Islands. Upon consummation of the Merger on the Effective Date, CBMG BVI shareholders were issued 3,638,932 shares of common stock, par value $0.001 per share, of EastBridge (the “EastBridge Common Stock”) constituting approximately 70% of the outstanding stock of EastBridge on a fully-diluted basis and the then current EastBridge shareholders retained 30% of the Company on a fully-diluted basis. Specifically, each of CBMG BVI’s ordinary shares (“CBMG Ordinary Shares”) was converted into the right to receive 0.020019 of a share of EastBridge Common Stock.

A copy of the plan of acquisition, consisting of the Merger Agreement dated November 13, 2012 and Amendments 1, 2 and 3 thereto, are included as Exhibits 2.1, 2.2, 2.3 and 2.4 to the Original Filing made on February 12, 2013.

Pursuant to the Merger Agreement, CBMG BVI agreed to transfer funds to EastBridge (or EastBridge Sub post-merger) as follows: (i) $500,000 to EastBridge upon execution of the Merger Agreement, (ii) $500,000 to EastBridge Sub within 5 days of the Closing Date (as defined in the Merger Agreement), (iii) $1,500,000 to EastBridge Sub upon the earlier to occur of (x) the listing of EastBridge Common Stock on a U.S. national exchange or (y) 90 days after the Closing Date; and (iv) $950,000 to EastBridge Sub upon the earlier to occur of (x) receipt by EastBridge or CBMG BVI of not less than $15 million in gross proceeds from a debt or equity financing or (y) 90 days after the Closing Date.

In connection with the Merger, effective on March 5, 2013, the Company (formerly named “EastBridge Investment Group Corporation”) changed its name to “Cellular Biomedicine Group, Inc.” In addition in March 2013 we changed our corporate headquarters to 530 University Avenue, #17 in Palo Alto, California.

ABOUT CELLULAR BIOMEDICINE GROUP, INC.

For purposes of this Amendment and Item 2.01, “CBMG BVI” refers to Cellular Biomedicine Group Ltd., a British Virgin Islands corporation, which is now a wholly-owned subsidiary of the registrant, together with its business, operations, subsidiaries and controlled entities). The “Company”, “CBMG”, “we”, “us”, “our” and similar terms refer to Cellular Biomedicine Group, Inc. (a Delaware corporation) as a combined entity including each of its subsidiaries and controlled companies following the Merger (formerly EastBridge Investment Group Corporation), unless the context otherwise requires. “EastBridge Sub” refers to the Company's wholly owned subsidiary EastBridge Investment Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors the results of operations, financial condition and liquidity position of the biomedicine business (pre-merger and excluding our consulting services business) for the years ended December 31, 2012 and 2011, and should be read in conjunction with the financial statements and related notes included elsewhere in this filing.

This report contains forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

Factors that might affect our forward-looking statements include, among other things:

●  overall economic and business conditions;

●  the demand for our products and services;

●  competitive factors in the industries in which we compete;

●  the results of our pending and future litigation;

●  the emergence of new technologies which compete with our product and service offerings;

●  our cash position and cash burn rate;

●  other capital market conditions, including availability of funding sources;

●  the strength of our intellectual property portfolio; and

●  changes in government regulations related to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” included in other reports we file with the Securities and Exchange Commission. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Results of Operations (pre-merger excluding the consulting services business of Eastbridge)

Below is a discussion of the results of our biomedicine business operations for the years ended December 31, 2012 and 2011, prior to the merger and excluding results from the consulting services business. These results are not necessarily indicative of results that may be expected in any future period. Our prospects should be considered in light of the risks, expenses and difficulties that we may encounter.  No assurance can be made that we will successfully address or overcome these risks and difficulties.

On November 13, 2012, EastBridge Investment Group Corporation (“EastBridge” or “Parent”) and CBMG Acquisition Limited, a British Virgin Islands company and the Company’s wholly-owned subsidiary (“Merger Sub”) entered into an Agreement and Plan of Merger (“Merger Agreement”) by and among EastBridge, Merger Sub and Cellular Biomedicine Group Ltd., a British Virgin Islands company (“CBMG BVI”), as amended on January 15, 2013, January 31, 2013 and February 6, 2013, pursuant to which the parties agreed that Merger Sub shall merge with and into CBMG BVI, with CBMG BVI as the surviving entity. The transactions under the Merger Agreement as amended are referred to as the “Merger”. The Merger was subject to customary closing conditions, including, among other things, (a) approval by the shareholders of CBMG BVI, (b) resignations of the departing directors and officers of EastBridge, Merger Sub and CBMG BVI, and (c) execution of certain ancillary agreements, including, but not limited to, executive employment agreements with EastBridge, compliance certificates, lock up agreement and opinions of counsel, as referenced in Article VII of the Merger Agreement. A copy of the plan of acquisition, consisting of the Merger Agreement dated November 13, 2012 and Amendments 1, 2 and 3 thereto, are included as Exhibits 2.1, 2.2, 2.3 and 2.4 to the Original Filing made on February 12, 2013.

On February 6, 2013 (the “Effective Date”), the Parties executed all documents and filed the Plan of Merger with the registrar of the British Virgin Islands. Upon consummation of the Merger on the Effective Date, the Company changes its primary line of business. The financial statements and related discussion and analysis of financial condition and results of operation on that date presented in this report relate to CBMG BVI, and cover periods prior to the completion of the merger.

Comparison of year ended December 31, 2012 to year ended December 31, 2011

Results of Operations

The following comparison of the year ended December 31, 2012 to year ended December 31, 2011 reflects the pre-merger financial information of CBMG BVI and is restated to reflect the impacts of certain adjustments described in “Restatements” below.

Restatements

We presented the historical audited financial statements of CBMG BVI in the 8-K/A filed on August 14, 2013, without properly applying Accounting Standard Codification No. 810 Consolidation, with respect to the treatment of the Variable Interest Entity (VIE) relationship.  A correction was required to (i) properly eliminate our investment in the VIE, which resulted in a decrease in receivables and equity, and (ii) properly classify a deferred tax asset that was previously reflected as a tax refund receivable as a deferred tax asset.

Additionally, we had not previously reflected the impact of shares issued for services rendered during 2011 and 2012.  The following tables set forth the impact of these corrections on our consolidated statements of operations and our consolidated balance sheets:

CELLULAR BIOMEDICINE GROUP LTD.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Year ended December 31, 2012
	As previously filed	Restatement adjusted	As amended

Revenues	$273,620	$-	$273,620

Cost of services	194,264	-	194,264

Gross profit	79,356	-	79,356

Operating expenses:
General and administrative	2,009,078	1,446,366	3,455,444
Selling and marketing	471,420	-	471,420
Research and development	3,214,289	-	3,214,289
Total operating expenses	5,694,787	1,446,366	7,141,153
Operating income (loss)	(5,615,431)	(1,446,366)	(7,061,797)

Other (income) expense
Interest income	(1,788)	-	(1,788)
Other (income) expense	(28,492)	-	(28,492)
Total other (income) expense	(30,280)	-	(30,280)
Income (loss) before taxes	(5,585,151)	(1,446,366)	(7,031,517)

Income tax benefit (provision)	-	-	-
Net income (loss)	$(5,585,151)	$(1,446,366)	$(7,031,517)

CELLULAR BIOMEDICINE GROUP LTD.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Year ended December 31, 2011
	As previously filed	Restatement adjusted	As amended

Revenues	$198,489	$-	$198,489

Cost of services	99,694	-	99,694

Gross profit	98,795	-	98,795

Operating expenses:
General and administrative	846,317	435,712	1,282,029
Selling and marketing	140,728	-	140,728
Research and development	228,462	-	228,462
Total operating expenses	1,215,507	435,712	1,651,219
Operating loss	(1,116,712)	(435,712)	(1,552,424)

Other (income) expense
Interest income	(1,457)	-	(1,457)
Other (income) expense	42,106	-	42,106
Total other (income) expense	40,649	-	40,649
Loss before taxes	(1,157,361)	(435,712)	(1,593,073)

Income tax benefit (provision)	-	-	-
Net loss	$(1,157,361)	$(435,712)	$(1,593,073)

CELLULAR BIOMEDICINE GROUP LTD.
CONSOLIDATED BALANCE SHEET

	December 31, 2012
	As previously filed	Restatement Adjusted	As Amended
Assets
Cash	$4,144,896	$-	$4,144,896
Accounts Receivable	20,683	-	20,683
Inventory	37,241	-	37,241
Prepaid expenses	18,118	-	18,118
Other current assets	1,715,756	(1,587,075)	128,681
Total current assets	5,936,694	(1,587,075)	4,349,619

Property, plant and equipment, net	1,326,882	-	1,326,882
Intangibles	940,897	-	940,897
Long-term prepaid expenses and other assets	14,802	119,427	134,229
Total assets	$8,219,275	$(1,467,648)	$6,751,627

Liabilities and Stockholders' Equity

Liabilities:
Accounts payable	$23,931	$-	$23,931
Accrued expenses	451,875	(354,421)	97,454
Other current liabilities	-	473,848	473,848
Total current liabilities	475,806	119,427	595,233

Total liabilities	475,806	119,427	595,233

Stockholders' equity:
Additional paid in capital	14,418,709	(295,004)	14,713,713
Accumulated deficit	(6,736,866)	(1,882,079)	(8,618,945)
Accumulated other comprehensive loss	61,626	-	61,626
Total stockholders' equity	7,743,469	(1,587,075)	6,156,394

Total liabilities and stockholder's equity	$8,219,275	$(1,467,648)	$6,751,627

CELLULAR BIOMEDICINE GROUP LTD.
CONSOLIDATED BALANCE SHEET

	December 31, 2011
	As previously filed	Restatement adjusted	As amended
Assets
Cash	$4,413,971	$-	$4,413,971
Accounts Receivable	66,657	-	66,657
Amount due from related parties	1,899,715	(1,587,075)	312,640
Inventory	43,629	-	43,629
Prepaid expenses	422,569	-	422,569
Other current assets	19,392	-	19,392
Total current assets	6,865,933	(1,587,075)	5,278,858

Property, plant and equipment, net	523,509	-	523,509
Total assets	$7,389,442	$(1,587,075)	$5,802,367

Liabilities and Stockholders' Equity

Liabilities:
Accounts payable	$2,923,098	$-	$2,923,098
Accrued expenses	62,140	-	62,140
Advances payable to related party	5,651	-	5,651
Total current liabilities	2,990,889	-	2,990,889

Total liabilities	2,990,889	-	2,990,889

Stockholders' equity:
Additional paid in capital	5,502,347	(1,151,363)	4,350,984
Accumulated deficit	(1,151,715)	(435,712)	(1,587,427)
Accumulated other comprehensive loss	47,921	-	47,921
Total stockholders' equity	4,398,553	(1,587,075)	2,811,478

Total liabilities and stockholder's equity	$7,389,442	$(1,587,075)	$5,802,367

Revenues

The table below sets forth the revenues of CBMG BVI (elsewhere referred to as our "biomedicine business") for fiscal 2011 and 2012, prior to the merger (excluding the results of operations from the consulting services of EastBridge).

Year Ended December 31,	Revenues	Change from Prior Year	Percent Change from Prior Year

2012	$273,620	$75,131	37.9%
2011	$198,489

During the year ended December 31, 2012, our biomedicine business recorded $273,620 in revenue compared to $198,489 during the year ended December 31, 2011 from the sales of enzyme reagent kits for research use.

Cost of Sales

The table below sets forth the cost of sales of our biomedicine business for fiscal 2011 and 2012, prior to the merger (excluding the results of operations from the consulting services of EastBridge).

Year Ended December 31,	Cost of Sales	Change from Prior Year	Percent Change from Prior Year

2012	$194,264	$94,570	94.9%
2011	$99,694

Cost of sales for the year ended December 31, 2012 were $194,264 compared to $99,694 for the year ended December 31, 2011. The increase was primarily attributable to an approximately $17,000 increase in raw materials expense, an approximately $13,000 increase in salary expense, an approximately $20,000 increase in amortization expense and an approximately $38,000 increase in depreciation expense.

General and Administrative Expenses

The table below sets forth the general and administrative expenses of our biomedicine business for fiscal 2011 and 2012, prior to the merger (excluding the results of operations from the consulting services of EastBridge).

Year Ended December 31,	General and Administrative Expenses	Change from Prior Year	Percent Change from Prior Year

2012	$3,455,444	$2,173,415	169.5%
2011	$1,282,029

General and administrative expenses (pre-merger) increased by $2,173,415  in the year ended December 31, 2012 as compared to the year ended December 31, 2011 primarily as a result of an increase of approximately $497,000 in leasing and property management fees due to costs associated with setting up our Shanghai research facility, as well as an increase of $1,010,887 in stock-based compensation expense.  In addition, salary and benefits expense increased approximately $316,000 and amortization increased approximately $124,000. The remaining increase in the balance is attributable to increases in leasing and property management fees of $30,000, management fees of $476,000 and legal and audit expenses of $135,000. Such increases were caused by the establishment of the VIE arrangement with CBMG Shanghai and various corporate activities leading up to and in preparation for the merger.

Of the $2,173,415 overall increase in general and administrative expenses (pre-merger), approximately $1,028,000 million was in the form of cash expenses, and the remainder were non-cash.

Sales and Marketing Expenses

The table below sets forth the sales and marketing expenses of our biomedicine business for fiscal 2011 and 2012, prior to the merger (excluding the results of operations from the consulting services of EastBridge).

Year Ended December 31,	Selling Expenses	Change from Prior Year	Percent Change from Prior Year

2012	$471,420	$330,692	235%
2011	$140,728

Sales and Marketing expenses (pre-merger) increased by $330,962 in the year ended December 31, 2012 as compared to the year ended December 31, 2011, primarily as a result of an increase of approximately $178,000 in salary and benefits expense, an increase of approximately $83,000 in marketing expenses and an increase of approximately $31,000 in travel expenses related to the expansion of the biomedicine business.

Research and Development

The table below sets forth the research and development expenditures of our biomedicine business for fiscal 2011 and 2012, prior to the merger (excluding the results of operations from the consulting services of EastBridge).

Year Ended December 31,	Research and Development Expenses	Change from Prior Year	Percent Change from Prior Year

2012	$3,214,289	$2,985,827	1307%
2011	$228,462

Research and development costs (pre-merger) increased by $2,985,827 in the year ended December 31, 2012 versus the year ended December 31, 2011 due primarily to an increase in research and development personnel costs, increase in professional and clinical trial fees, increased raw material costs, increased depreciation and amortization, and an increase in property management fees.  The increase in these costs are related to our increased research activities for our therapeutic product candidates.

Our biomedicine research and development personnel costs and related expenses (pre-merger) increased by approximately $969,000 for the year ended December 31, 2012 as compared to the same period of the prior year, due to an increase in staffing in our biomedicine segment.

In the year ended December 31, 2012, our biomedicine segment (pre-merger) recorded approximately $267,000 in additional depreciation and amortization as compared to the year ended December 31, 2011, which was principally due to capital expenditures in 2012, which accordingly increased the amount of depreciation.  These capital expenditures were related to the build out of our Shanghai research facilities.

Our biomedicine business (pre-merger) incurred increased property management fees and lease expenses in the amount of approximately $332,000 and $1,100,000, respectively, for the year ended December 31, 2012 as compared to the year ended December 31, 2011, mainly due to the fact that our primary research and development center in Shanghai had not been completed in 2011.  By the year ended December 31, 2012 our R&D center had become operational, and accordingly we incurred increased property management expenses relating to this facility.

Operating Income (Loss)

The table below sets forth the operating losses of our biomedicine business for fiscal 2011 and 2012, prior to the merger (excluding the results of operations from the consulting services of EastBridge).

Year Ended December 31,	Operating Income (Loss)	Change from Prior Year	Percent Change from Prior Year

2012	$(7,061,797)	$(5,509,373)	354.9%
2011	$(1,552,424)

The increase in operating loss of our biomedicine business (pre-merger) for the year ended December 31, 2012 as compared to the year ended December 31, 2011 is primarily due to the increase in general and administrative expenses, which is described above.

Total Other Income (Expense)

The table below sets forth the total other income (expense) of our biomedicine business for fiscal 2011 and 2012, prior to the merger (excluding the results of operations from the consulting services of EastBridge).

Year Ended December 31,	Total Other Income (Expense)	Change from Prior Year	Percent Change from Prior Year

2012	$30,280	$70,929	174.5%
2011	$(40,649)

For the year ended December 31, 2012, other income (expense) from our biomedicine business (pre-merger) consisted of $1,788 in interest income and $25,054 in foreign currency exchange gains.

Income Tax Provision (Benefit)

The income tax provision for the year ended December 31, 2012 and 2011 from our biomedicine business (pre-merger) was $(119,427) due to the combined effects of operating losses offset by valuation allowances against all of our deferred tax assets. While we expect to successfully execute our business strategy, we determined that a valuation allowance was necessary given the prior losses and the uncertainty with respect to our ability to generate sufficient profits from our business model.

Net Loss

The table below sets forth the net loss from our biomedicine business for fiscal 2011 and 2012, prior to the merger (excluding the results of operations from the consulting services of EastBridge).

Year Ended December 31,	Net Loss	Change from Prior Year	Percent Change from Prior Year

2012	$(7,031,517)	$(5,438,444)	341.4%
2011	$(1,593,073)

Changes in net income (loss) from our biomedicine business (pre-merger) are primarily attributable to changes in operating income, and other income (expense), each of which is described above.

Comprehensive Net Loss

The table below sets forth the comprehensive net loss from our biomedicine business for fiscal 2011 and 2012, prior to the merger (excluding the results of operations from the consulting services of EastBridge).

Year Ended December 31,	Comprehensive Net Loss	Change from Prior Year	Percent Change from Prior Year

2012	$(7,017,812)	$(5,461,359)	350.9%
2011	$(1,556,453)

Changes in net income (loss) from our biomedicine business (pre-merger) are primarily attributable to changes in operating income, and other income (expense), each of which is described above.

Liquidity and Capital Resources

The following discussion relates to the liquidity and capital resources of our biomedicine business for fiscal 2011 and 2012 (pre-merger excluding the consulting services business).

Net cash used in operating activities was $(6,920,566) and $(4,100,404) for the year ended December 31, 2012 and 2011, respectively. The increase is mainly attributable to an increase in net loss of approximately $5,438,000 plus an increase in non-cash charges of $3,879,000, offset by a decrease in accounts payable and accrued expenses of approximately $2,396,000.

Net cash used in investing activities was $(1,726,721) and $(459,580) for the year ended December 31, 2012 and 2011, respectively. This increase was attributed primarily to additional capital injections.

Net cash provided by financing activities was $8,916,362 and $8,002,346 for the year ended December 31, 2012 and 2011, respectively. This was primarily associated with the sale and issuance of our stock for cash in 2012.

Our biomedicine segment (pre-merger) had working capital of $5,460,888 as of December 31, 2012 compared to $3,875,044 as of December 31, 2011.  The cash position of our biomedicine business increased to $4,144,896 at December 31, 2012 compared to $4,413,971 as of December 31, 2011, as there was an increase in cash generated from investing activities, offset by a decrease in cash from operations and financing activities.

Liquidity and Capital Resources

Capital Requirements

On a going forward basis, to support our biomedicine business operations we expect to rely on current cash balances, and cash from the sale of our equity securities that we hold to provide for our capital requirements. As of the date of this report, management anticipates that our post-merger cash resources at the time of this report are sufficient to fund our operations in accordance with our plans during 2012.

Our medium to long term capital needs involve the further development of our biomedicine business, and may include, at management’s discretion, clinical trials for other indications, strategic relationships, joint ventures, acquisition of licensing rights, expansion of our license rights with our current joint venture partner or changes in the structure of such joint venture, and/or expansion of our research and development programs. Furthermore, as our therapies pass through the clinical trial process and if they gain regulatory approval, we expect to expend significant resources on sales and marketing of our future products, services and therapies.

In order to finance our medium to long term plans, we intend to rely upon our current cash reserves and cash generated from the sale of our equity securities to raise funds for operations.

Liquidity

To support our biomedicine business liquidity needs (pre-merger) for the year ended December 31, 2012, we had $4,144,896 cash and cash equivalents to settle the $475,806 of current liabilities.  Accordingly we utilized our then current cash reserves and had sufficient cash to continue operating for the next twelve months.

Management expects de minimus revenue from our biomedicine business over the next six months from the date of this report, as the products, services and therapies we are focusing on developing are in the proof-of-concept stage or in clinical trials, and have not yet been approved for clinical use. Unless there is a major shift in the regulatory environment in which we operate, we aim to complete clinical trials for our KOA products within the next two years and begin generating revenue from our biomedical operations beginning in 2014.

RISKS RELATED TO OUR COMPANY

We have a limited operating history and expect significant operating losses relating to our biomedicine business for the next few years.

We are a company with a limited operating history and have incurred substantial losses and negative cash flow from operations in periods leading up to the second half of 2012. Although in the fiscal year ending December 31, 2012, on a consolidated basis we earned net income of approximately $2.3 million primarily due to the realization of proceeds from investment securities received as compensation, our cash flow from operations may not be consistent from period to period, our biomedicine business has not yet generated any revenue, and we may incur losses and negative cash flow in future periods, particularly relating to our biomedicine business within the next several years.

Our biomedicine product development programs are based on novel technologies and are inherently risky.

We are subject to the risks of failure inherent in the development of products based on new biomedical technologies. The novel nature of these cell-based therapies creates significant challenges in regard to product development and optimization, manufacturing, government regulation, third party reimbursement, and market acceptance. For example, the pathway to regulatory approval for cell-based therapies may be more complex than the pathway for conventional pharmaceuticals or other medical technologies, or may require more time than we anticipate. These challenges may prevent us from developing and commercializing products on a timely or profitable basis or at all.

We may be unable able to obtain or maintain patent protection for our products and product candidates, which could have a material adverse effect on our business.

Our commercial success will depend, in part, on obtaining and maintaining patent protection for new technologies, product candidates, products and processes and successfully defending such patents against third party challenges. To that end, we file patent applications, and have been issued patents, that are intended to cover certain methods and uses relating to stem cells including our four cellular technology platforms (haMPC, huMPC, TC-DC and MNP/NP).

The patent positions of biotechnology companies can be highly uncertain and involve complex legal, scientific and factual questions and recent court decisions have introduced significant uncertainty regarding the strength of patents in the industry. Moreover, the legal systems of some countries do not favor the aggressive enforcement of patents and may not protect our intellectual property rights to the same extent as they would, for instance, under the laws of the United States. Any of the issued patents we own or license may be challenged by third parties and held to be invalid, unenforceable or with a narrower or different scope of coverage that what we currently believe, effectively reducing or eliminating protection we believed we had against competitors with similar products or technologies. If we ultimately engage in and lose any such patent disputes, we could be subject to competition and/or significant liabilities, we could be required to enter into third-party licenses or we could be required to cease using the disputed technology or product. In addition, even if such licenses are available, the terms of any license requested by a third party could be unacceptable to us.

The claims of any current or future patents that may issue or be licensed to us may not contain claims that are sufficiently broad to prevent others from utilizing the covered technologies and thus may provide us with little commercial protection against competing products. Consequently, our competitors may independently develop competing products that do not infringe our patents or other intellectual property. To the extent a competitor can develop similar products using a different chemistry, our patents and patent applications may not prevent others from directly competing with us.

Product development and approval timelines for certain products and therapies in our industry can require a significant amount of time (i.e. many years). As such, it is possible that any patents that may cover an approved product or therapy may have expired at the time of commercialization or only have a short remaining period of exclusivity, thereby reducing the commercial advantages of the patent. In such case, we would then rely solely on other forms of exclusivity which may provide less protection to our competitive position.

Litigation relating to intellectual property is expensive, time consuming and uncertain, and we may be unsuccessful in our efforts to protect against infringement by third parties or defend ourselves against claims of infringement.

To protect our intellectual property, we may initiate litigation or other proceedings. In general, intellectual property litigation is costly, time-consuming, diverts the attention of management and technical personnel and could result in substantial uncertainty regarding our future viability, even if we ultimately prevail. Some of our competitors may be able to sustain the costs of such litigation or other proceedings more effectively than can we because of their substantially greater financial resources. The loss or narrowing of our intellectual property protection, the inability to secure or enforce our intellectual property rights or a finding that we have infringed the intellectual property rights of a third party could limit our ability to develop or market our products and services in the future or adversely affect our revenues. Furthermore, any public announcements related to such litigation or regulatory proceedings could adversely affect the price of our common stock.

Third parties may allege that the research, development and commercialization activities we conduct infringe patents or other proprietary rights owned by such parties. This may turn out to be the case even though we have conducted a search and analysis of third-party patent rights and have determined that certain aspects of our research and development and proposed products activities apparently do not infringe on any third-party Chinese patent rights. If we are found to have infringed the patents of a third party, we may be required to pay substantial damages; we also may be required to seek from such party a license, which may not be available on acceptable terms, if at all, to continue our activities. A judicial finding or infringement or the failure to obtain necessary licenses could prevent us from commercializing our products, which would have a material adverse effect on our business, operating results and financial condition.

If we are unable to maintain our licenses, patents or other intellectual property we could lose important protections that are material to continuing our operations and our future prospects.

To obtain and maintain patent protection and licensing rights that are required in order for us to conduct and pursue our business plans, we must, among other things, ensure the timely payment of all applicable filing and maintenance fees, pay applicable license fees to our licensor(s), renew the term of certain licenses which are not perpetual, or expand the scope of the intellectual property under our license agreements.  In order to renew the term of any license or expand its scope, we may be required to pay additional licensing fees to our licensor(s).  Any failure to take the above actions or make payments which we are obligated to make, could result in the loss of some or all of our rights to proprietary technology or the inability to secure or enforce intellectual property protection.  Additionally, our license agreements require us to meet certain diligence obligations in the development of the licensed products. Our failure to meet these diligence obligations could result in the loss of some or all of our rights, which could materially and adversely affect our business and future prospects.

If we are unable to protect the confidentiality of trade secrets, our competitive position could be impaired.

A significant amount of our technology, particularly with respect to our proprietary manufacturing processes, is unpatented and is held in the form of trade secrets. We expend significant efforts to protect these trade secrets, including the use of confidentiality and proprietary information agreement, and knowledge segmentation among our staff. Even so, improper use or disclosure of our confidential information could occur and in such cases adequate remedies may not exist. The inadvertent disclosure of our trade secrets could impair our competitive position.

Our technologies are at early stages of discovery and development, and we may fail to develop any commercially acceptable or profitable products.

We have yet to develop any therapeutic products that have been approved for marketing, and we do not expect to become profitable within the next several years, but rather expect our biomedicine business to incur additional and increasing operating losses. Before commercializing any therapeutic product in China, we may be required to obtain regulatory approval from the Ministry of Health (“MOH”), PRC’s State Food and Drug Administration (“SFDA”), local regulatory authorities, and/or individual hospitals, and outside China from equivalent foreign agencies after conducting extensive preclinical studies and clinical trials that demonstrate that the product candidate is safe and effective.

We may elect to delay or discontinue studies or clinical trials based on unfavorable results. Any product developed from, or based on, cell technologies may fail to:

●	survive and persist in the desired location;

●	provide the intended therapeutic benefit;

●	engraft or integrate into existing tissue in the desired manner; or

●	achieve therapeutic benefits equal to, or better than, the standard of treatment at the time of testing.

In addition, our therapeutic products may cause undesirable or damaging side effects. Results of preclinical research in animals may not be indicative of future clinical results in humans.

Ultimately if regulatory authorities do not approve our products or if we fail to maintain regulatory compliance, we would be unable to commercialize our products, and our business and results of operations would be harmed. Even if we do succeed in developing products, we will face many potential obstacles such as the need to develop or obtain manufacturing, marketing and distribution capabilities. Furthermore, because transplantation of cells is a new form of therapy, the marketplace may not accept any products we may develop.

Presently, a moratorium declared by the PRC government on commercialization of cell therapies is in effect, pending release of new regulations. No assurances can be made regarding when the moratorium will be lifted, or regarding the substance of the new regulations. If the moratorium continues longer than expected, or if new regulations are not favorable to our development plans, our business could be adversely affected.

While we believe the PRC government is highly supportive of stem cell research and related potential advances in medical treatment, presently a moratorium is in effect in China (that we believe is temporary) which prevents any company from actually marketing and implementing cell therapies, while the central government considers and constructs a new set of rules and determines lines of authority among government agencies to regulate this new industry. We note however, that the moratorium appears to apply to cell therapeutics, and not immunotherapy, which may not necessarily affect the development of our HCC liver cancer therapy candidate. We also note that the moratorium bars marketing and implementation of products, treatments and therapies, but does not prevent the advancement of research, studies or development of potential products, treatments or therapies. Accordingly, we interpret the moratorium as a bar on marketing and use, but not a prohibition on conducting clinical trials, although we believe the practical effect of the moratorium has been to temporarily slow or halt applications for new clinical trials based on stem cell technology.

The central government has declared stem cell technology to be a part of China’s national long-term scientific and technological development plan from 2006 to 2020. The government has also announced its intention to release new laws to regulate our industry, which are soon anticipated to be codified into law. Although we believe there is a high probability that laws adopted and codified in the PRC will ultimately be supportive of our development plans and consistent with the government’s prior policy pronouncements, there can be no assurance that these laws, once released and when applied, will be favorable to our interests. If the government fails to enact laws and lift the moratorium in the expected time frame, or if its laws when released and enacted are burdensome to our development, our plans could be delayed or thwarted, and our business would be materially and adversely affected. In March 2013, the PRC central government released proposed regulations of the Ministry of Health and the SFDA relating to the conduct of cell therapy pre-clinical and clinical trials in China. While management believes this is an indication that final rules may soon be adopted, we cannot provide any assurances as to the likely content of the final rules nor when they will become effective.

Most potential applications of our technology are pre-commercialization, which subjects us to development and marketing risks.

We are in an early stage on the path to commercialization of our therapies. Successful development and market acceptance of our products is subject to developmental risks, including failure to achieve innovative solutions to problems during development, ineffectiveness, lack of safety, unreliability, failure to receive necessary regulatory clearances or approvals, approval by hospital ethics committees and other governing bodies, high commercial cost, preclusion or obsolescence resulting from third parties’ proprietary rights or superior or equivalent products, competition, and general economic conditions affecting purchasing patterns. There is no assurance that we or our partners will successfully develop and commercialize our products, or that our competitors will not develop competing products, treatments or technologies that are less expensive or superior. Failure to successfully develop and market our products would have a substantial negative effect on our results of operations and financial condition.

Market acceptance of new technology such as ours can be difficult to obtain.

New and emerging cell therapy and cell banking technologies may have difficulty or encounter significant delays in obtaining market acceptance in some or all countries around the world due to the novelty of cell therapy and cell banking technologies. Therefore, the market adoption of our cell therapy and cell banking technologies may be slow and lengthy with no assurances that the technology will be adopted. The lack of market adoption or reduced or minimal market adoption of our cell therapy and cell banking technologies would have a significant impact on our ability to successfully sell our future product(s) or therapies within China or in other countries. Our strategy depends in part on the adoption by physicians and hospitals in China, of the therapies we may develop. Many of these hospitals are state-owned and heavily regulated, and the allocation of resources to new technologies and medical treatment methods is largely dependent upon ethics committees and governing bodies within these closely-regulated hospitals. Further, health care spending in China is mainly state-sponsored, except for a minority of affluent patients (in major cities) who pay for procedures and medical treatments directly out of pocket. Even if our clinical trials and product candidates prove to be safe and effective, there can be no assurance that hospitals in China will adopt our therapies as readily as we may anticipate (or at all), and there can be no assurance regarding the ability and willingness of hospitals, physicians, therapists, patients and consumers to spend their health care budgets on our therapies.

Future clinical trial results may differ significantly from our expectations.

While we have proceeded incrementally with our research and clinical trials in an effort to gauge the risks of proceeding with larger and more expensive trials, we cannot guarantee that we will not experience negative results larger and much more expensive clinical trials than we have conducted to date. Poor results in our clinical trials could result in substantial delays in commercialization, substantial negative effects on the perception of our products, and substantial additional costs. These risks are increased by our reliance on third parties in the performance of many of the clinical trial functions, including the clinical investigators, hospitals, and other third party service providers.

We face risks relating to the cell therapy industry, clinical development and commercialization.

Cell therapy is still a developing field and a significant global market for our services has yet to emerge. Our cellular therapy candidates are based on novel cell technologies that are inherently risky and may not be understood or accepted by the marketplace. The current market principally consists of providing manufacturing of cell and tissue-based therapeutic products for clinical trials and processing of stem cell products for therapeutic programs.

The degree of market acceptance of any future product candidates will depend on a number of factors, including:

●
the clinical safety and effectiveness of the product candidates, the availability of alternative treatments and the perceived advantages of the particular product candidates over alternative treatments;

●	the relative convenience and ease of administration of the product candidates;

●	our ability to separate the product candidates from the ethical controversies and political barriers associated with stem cell product candidates derived from human embryonic or fetal tissue;

●	ethical concerns that may arise regarding our commercial use of stem cells in the manufacture of the product candidates;

●	the frequency and severity of adverse events or other undesirable or damaging side effects involving the product candidates or the products or product candidates of others that are cell-based; and

●	the cost of the products, the reimbursement policies of government and third-party payors and our ability to obtain sufficient third-party coverage or reimbursement.

If clinical trials of our technology fail to demonstrate safety and efficacy to the satisfaction of the relevant regulatory authorities, including the PRC’s State Food and Drug Administration and the Ministry of Health or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of such product or therapy candidates.

Currently, a regulatory structure has not been established to standardize the approval process for products or therapies based on the technology that exists or that is being developed in our field. Therefore we must conduct, at our own expense, extensive clinical trials to demonstrate the safety and efficacy of the product or therapy candidates in humans, and then archive our results until such time as a new regulatory regime is put in place. If and when this new regulatory regime is adopted it may be easier or more difficult to navigate than CBMG may anticipate, with the following potential barriers:

●	regulators or institutional review boards may not authorize us or our investigators to commence clinical trials or conduct clinical trials at a prospective trial site;

●
clinical trials of product candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs that we expect to be pursuing;

●
the number of patients required for clinical trials of product or therapy candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate, or participants may drop out of these clinical trials at a higher rate than we anticipate;

●	third party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner or at all;

●
we might have to suspend or terminate clinical trials of our product or therapy candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks;

●	regulators or institutional review boards may require that we or our investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

●	the cost of clinical trials of our product or therapy candidates may be greater than anticipated;

●
we may be subject to a more complex regulatory process, since cell-based therapies are relatively new and regulatory agencies have less experience with them as compared to traditional pharmaceutical products or traditional Chinese medicine (TCM);

●	the supply or quality of our product or therapy candidates or other materials necessary to conduct clinical trials of these product or therapy candidates may be insufficient or inadequate; and

●	our product candidates may have undesirable or damaging side effects or other unexpected characteristics, causing us or our investigators to halt or terminate the trials.

The results of preclinical studies may not correlate with the results of human clinical trials. In addition, early stage clinical trial results do not ensure success in later stage clinical trials, and interim trial results are not necessarily predictive of final trial results.

To date, we have not completed the development of any products through regulatory approval. The results of preclinical studies in animals may not be predictive of results in a clinical trial. Likewise, the outcomes of early clinical trials may not be predictive of the success of later clinical trials. There can be no assurances that the clinical trials of any future product candidate will ultimately be successful. New information regarding the safety and efficacy of such product candidates may be less favorable than the data observed to date.

We may experience delays in enrolling patients in our clinical trials, which could delay or prevent the receipt of necessary regulatory approvals.

We may not be able to continue extensive clinical trials if we are unable to enroll a sufficient number of eligible patients to participate in the clinical trials required by the applicable regulatory authorities.

Additional factors that may affect our ability to enroll patients in clinical trials include:

●	patients’ willingness to receive a placebo or other inactive control on the control arm of a clinical study;

●	the distance between patients and clinical test sites; and

●	the eligibility criteria for the trial.

Even if we are successful in developing therapeutic applications using our cell technologies, we still may be unsuccessful in creating a commercially viable and profitable business.

The commercial viability of our stem cell technologies may depend on, among other things, our ability to successfully isolate and expand the number of stem cells collected through adult stem cell collection processes in order to achieve a therapeutically-viable dose.

Laws and the regulatory infrastructure governing the stem cell industry in China are relatively new and less established in comparison to the U.S. and other countries; accordingly regulation may be less stable and predictable than desired, and regulatory changes may disrupt our commercialization process.

Regulation of the medical field in China including pharmaceuticals, medical technologies, and medical practice, is relatively new and less established compared to the U.S. and in many other countries. In addition the practice of and research relating to cell therapeutics has emerged in China very recently, and the government has not yet decided how the industry shall be regulated. Accordingly we expect that the regulatory environment in China will be comparatively less predictable, and if the government changes any of its policies relating to our industry, or changes in the manner in which rules are applied or interpreted, our commercialization process may be disrupted or delayed, which would adversely affect our results and prospects.

Technological and medical developments or improvements in conventional therapies could render the use of cell therapy and our services and planned products obsolete.

Advances in other treatment methods or in disease prevention techniques could significantly reduce or entirely eliminate the need for our cell therapy services, planned products and therapeutic efforts. There is no assurance that cell therapies will achieve the degree of success envisioned by us in the treatment of disease. Nor is there any assurance that new technological improvements or techniques will not render obsolete the processes currently used by us, the need for our services or our planned products. Additionally, technological or medical developments may materially alter the commercial viability of our technology or services, and require us to incur significant costs to replace or modify equipment in which we have a substantial investment. We are focused on cell therapy, and if this field is substantially unsuccessful, this could jeopardize our success or future results. The occurrence of any of these factors may have a material adverse effect on our business, operating results and financial condition.

There is a scarcity of experienced professionals in the field of cell therapy and we may not be able to retain key officers or employees or hire new key officers or employees needed to implement our business strategy and develop our products. If we are unable to retain or hire key officers or employees, we may be unable to grow our biomedicine business or implement our business strategy, and the Company may be materially and adversely affected.

Given the specialized nature of cell therapy and the fact that it is a young field, there is an inherent scarcity of experienced personnel in the field. The Company is substantially dependent on the skills and efforts of current senior management for their management and operations, as well as for the implementation of their business strategy, and on skilled scientists, researchers and laboratory technicians. As a result of the difficulty in locating qualified new management, the loss or incapacity of existing members of management or unavailability of qualified management or as replacements for management who resign or are terminated could adversely affect the Company’s operations. The future success of the Company also depends upon our ability to attract and retain additional qualified personnel (including medical, scientific, technical, commercial, business and administrative personnel) necessary to support our anticipated growth, develop our business, perform our contractual obligations to third parties and maintain appropriate licensure, on acceptable terms. There can be no assurance that we will be successful in attracting or retaining personnel required by us to continue to grow our operations. Furthermore the scarcity of such skilled personnel has led to rising market compensation levels, and if this trend continues it will continue to increase our operating costs. Also, the loss of a key employee, the failure of a key employee to perform in his or her current position or our inability to attract and retain skilled employees, as needed, could result in our inability to grow our biomedicine business or implement our business strategy, or may have a material adverse effect on our business, financial condition and operating results.

Failure to obtain regulatory approval in international jurisdictions would prevent us from market or license our products abroad.

We may in the future seek to market or license our products or product candidates outside of China. In order to market such product candidates outside of China, we must submit clinical data concerning our product candidates and obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval from foreign regulators may require a substantial amount of time. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize any products in any market and therefore may not be able to generate sufficient revenues to support our business.

We, our strategic partners and our customers conduct business in a heavily regulated industry. If we or one or more of our strategic partners or customers fail to comply with applicable current and future laws and government regulations, our business and financial results could be adversely affected.

The healthcare industry is one of the most highly regulated industries. Central or federal governments, individual state and local governments and private accreditation organizations may oversee and monitor all the activities of individuals and businesses engaged in the delivery of health care products and services. Therefore, current laws, rules and regulations could directly or indirectly negatively affect our ability and the ability of our strategic partners and customers to operate each of their businesses.

In addition, as we expand into other parts of the world, we will need to comply with the applicable laws and regulations in such foreign jurisdictions. We have not yet thoroughly explored the requirements or feasibility of such compliance. It is possible that we may not be permitted to expand our business into one or more foreign jurisdictions.

Although we intend to conduct our business in compliance with applicable laws and regulations, the laws and regulations affecting our business and relationships are complex, and many aspects of such relationships have not been the subject of judicial or regulatory interpretation. Furthermore, the cell therapy industry is the topic of significant government interest, and thus the laws and regulations applicable to us and our strategic partners and customers and to their business are subject to frequent change and/or reinterpretation and there can be no assurance that the laws and regulations applicable to us and our strategic partners and customers will not be amended or interpreted in a manner that adversely affects our business, financial condition, or operating results.

 Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results.

It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal controls over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

In connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event a material weakness is identified, we will attempt to employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that we will have the resources to be able to take steps to attempt to remedy any future material weaknesses or that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual management reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

RISKS RELATED TO OUR STRUCTURE

The laws and regulations governing the therapeutic use of stem cells in China are evolving. New PRC laws and regulations may impose conditions or requirements which could materially and adversely affect our business.

As the cell therapy industry is at an early stage of development in China, new laws and regulations may be adopted in the future to address new issues that arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to the cell therapy industry. There is no way to predict the content or scope of future Chinese regulation. There can be no assurance that the PRC government authorities will not issue new laws or regulations that impose conditions or requirements with which we cannot comply. Noncompliance could materially and adversely affect our business, results of operations and financial condition.

On December 16, 2011, China’s Ministry of Health announced its intention to more tightly regulate clinical trials and cell therapeutic treatments in the PRC. The Ministry of Health ordered an immediate halt to “unapproved stem cell clinical trials and applications,” and put applications for new stem cell trials on hold until July 1, 2012, and the lifting of this moratorium has been delayed. For those clinical trials for stem cell products already approved by the SFDA, the Clinical Trial Approval Instructions and the Good Clinical Practice, or GCP, shall be strictly followed, with unwarranted changes to the approved clinical trial protocol and profit-seeking activities strictly forbidden. As of the date of this current report, the foregoing moratorium has not been lifted.

China’s State Food and Drug Administration’s regulations may limit our ability to develop, license, manufacture and market our products, therapies and/or services.

Some or all of our operations in China will be subject to oversight and regulation by the SFDA and MOH. Government regulations, among other things, cover the inspection of and controls over testing, manufacturing, safety and environmental considerations, efficacy, labeling, advertising, promotion, record keeping and sale and distribution of pharmaceutical products. Such government regulations may increase our costs and prevent or delay the licensing, manufacturing and marketing of any of our products or services. In the event we seek to license, manufacture, sell or distribute new products or services, we likely will need approvals from certain government agencies such as the SFDA. The future growth and profitability of any operations in China would be contingent on obtaining the requisite approvals. There can be no assurance that we will obtain such approvals.

In 2004, the SFDA implemented new guidelines for the licensing of pharmaceutical products. All existing manufacturers with licenses were required to apply for the Good Manufacturing Practices, or cGMP, certifications.

According to Good Manufacturing Practices for Pharmaceutical Products (revised edition 2010), or the New GMP Rules promulgated by the Ministry of Health of the PRC on January 17, 2011 which became effective on March 1, 2011, all the newly constructed manufacturing facilities of drug manufacture enterprises in China shall comply with the requirements of the New GMP Rules, which are stricter than the original GMP standards.

In addition, delays, product recalls or failures to receive approval may be encountered based upon additional government regulation, legislative changes, administrative action or changes in governmental policy and interpretation applicable to the Chinese pharmaceutical industry. Our pharmaceutical activities also may subject us to government regulations with respect to product prices and other marketing and promotional related activities. Government regulations may substantially increase our costs for developing, licensing, manufacturing and marketing any products or services, which could have a material adverse effect on our business, operating results and financial condition.

The SFDA and other regulatory authorities in China have implemented a series of new punitive and stringent measures regarding the pharmaceuticals industry to redress certain past misconducts in the industry and certain deficiencies in public health reform policies. Given the nature and extent of such new enforcement measures, the aggressive manner in which such enforcement is being conducted and the fact that newly-constituted local level branches are encouraged to issue such punishments and fines, there is the possibility of large scale and significant penalties being levied on manufacturers. These new measures may include fines, restriction and suspension of operations and marketing and other unspecified penalties. This new regulatory environment has added significantly to the risks of our businesses in China and may have a material adverse effect on our business, operating results and financial condition.

Our operations are subject to risks associated with emerging markets.

The Chinese economy is emerging and growing rapidly as a significant market for consumer goods and services. However, there is no assurance that the China market will continue to grow, or continue at the rate of growth that has occurred in recent history. Perceived risks associated with investing in China, or a general disruption in the development of China’s markets could materially and adversely affect the business, operating results and financial condition of the Company.

A substantial portion of our assets are currently located in the PRC, and investors may not be able to enforce federal securities laws or their other legal rights.

A substantial portion of our assets are located in the PRC. As a result, it may be difficult for investors in the U.S. to enforce their legal rights, to effect service of process upon certain of our directors or officers or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties against any of our directors and officers located outside of the U.S.

The PRC government has the ability to exercise significant influence and control over our operations in China.

In recent years, the PRC government has implemented measures for economic reform, the reduction of state ownership of productive assets and the establishment of corporate governance practices in business enterprises. However, many productive assets in China are still owned by the PRC government. In addition, the government continues to play a significant role in regulating industrial development by imposing business regulations. It also exercises significant control over the country’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

There can be no assurance that China’s economic, political or legal systems will not develop in a way that becomes detrimental to our business, results of operations and financial condition. Our activities may be materially and adversely affected by changes in China’s economic and social conditions and by changes in the policies of the government, such as measures to control inflation, changes in the rates or method of taxation and the imposition of additional restrictions on currency conversion.

Additional factors that we may experience in connection with having operations in China that may adversely affect our business and results of operations include:

●	our inability to enforce or obtain a remedy under any material agreements;

●	PRC restrictions on foreign investment that could impair our ability to conduct our business or acquire or contract with other entities in the future;

●	restrictions on currency exchange that may limit our ability to use cash flow most effectively or to repatriate our investment;

●	fluctuations in currency values;

●	cultural, language and managerial differences that may reduce our overall performance; and

●	political instability in China.

Cultural, language and managerial differences may adversely affect our overall performance.

We have experienced difficulties in assimilating cultural, language and managerial differences with our subsidiaries in China. Personnel issues have developed in consolidating management teams from different cultural backgrounds. In addition, language translation issues from time to time have caused miscommunications. These factors make the management of our operations in China more difficult. Difficulties in coordinating the efforts of our U.S.-based management team with our China-based management team may cause our business, operating results and financial condition to be materially and adversely affected.

We may not be able to enforce our rights in China.

China’s legal and judicial system may negatively impact foreign investors. The legal system in China is evolving rapidly, and enforcement of laws is inconsistent. It may be impossible to obtain swift and equitable enforcement of laws or enforcement of the judgment of one court by a court of another jurisdiction. China’s legal system is based on civil law or written statutes and a decision by one judge does not set a legal precedent that must be followed by judges in other cases. In addition, the interpretation of Chinese laws may vary to reflect domestic political changes.

Since a portion of our operations are presently based in China, service of process on our business and officers may be difficult to effect within the United States. Also, some of our assets are located outside the United States and any judgment obtained in the United States against us may not be enforceable outside the United States.

There are substantial uncertainties regarding the interpretation and application to our business of PRC laws and regulations, since many of the rules and regulations that companies face in China are not made public. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that apply to future businesses may be applied retroactively to existing businesses. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The laws of China are likely to govern many of our material agreements, including, without limitation the Joint Venture Agreement dated September 9, 2011 with China Stem Cell, Inc., as amended. We cannot assure you that we will be able to enforce our interests or our material agreements or that expected remedies will be available. The inability to enforce or obtain a remedy under any of our future agreements may have a material adverse impact on our operations.

Our operations in China are subject to government regulation that limit or prohibit direct foreign investment, which may limit our ability to control operations based in China.

The PRC government has imposed regulations in various industries, including medical research and the stem cell industry, that limit foreign investors’ equity ownership or prohibit foreign investments altogether in companies that operate in such industries. We are currently structured as a U.S. corporation (Delaware) with subsidiaries and controlled entities in China. As a result of these regulations and the manner in which they may be applied or enforced, our ability to control our existing operations based in China may be limited or restricted.

If the relevant Chinese authorities find us or any business combination to be in violation of any laws or regulations, they would have broad discretion in dealing with such violation, including, without limitation: (i) levying fines; (ii) revoking our business and other licenses; (iii) requiring that we restructure our ownership or operations; and (iv) requiring that we discontinue any portion or all of our business.

We may suffer losses if we cannot utilize our assets in China.

The Company’s Shanghai laboratory facility has been equipped to provide comprehensive cell manufacturing, collection, processing and storage capabilities to provide cells for clinical trials. The lease for this facility expires in 2014 and the Company is considering its options with respect to extending this lease to allow for manufacturing for clinical trials in China. If the Company does not determine to renew the lease due to limitations on its utility under the new regulatory initiatives in China or otherwise, the Company may incur certain expenses in connection with returning the premises to the landlord. Management believes we will be able to renew all leases without difficulty.

Restrictions on currency exchange may limit our ability to utilize our cash flow effectively.

Our interests in China will be subject to China’s rules and regulations on currency conversion. In particular, the initial capitalization and operating expenses of the VIE (Cellular Biomedicine Group (Shanghai) Ltd.) are funded by our WFOE, Cellular Biomedicine Group Ltd. (Wuxi). In China, the State Administration for Foreign Exchange, or SAFE, regulates the conversion of the Chinese Renminbi into foreign currencies and the conversion of foreign currencies into Chinese Renminbi. Currently, foreign investment enterprises are required to apply to SAFE for Foreign Exchange Registration Certificates, or IC Cards of Enterprises with Foreign Investment. Foreign investment enterprises holding such registration certificates, which must be renewed annually, are allowed to open foreign currency accounts including a “basic account” and “capital account.” Currency translation within the scope of the “basic account,” such as remittance of foreign currencies for payment of dividends, can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account,” including capital items such as direct investments, loans, and securities, require approval of SAFE. According to the Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues Concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises promulgated on August 29, 2008, or the SAFE Notice 142, to apply to a bank for settlement of foreign currency capital, a foreign invested enterprise shall submit the documents certifying the uses of the RMB funds from the settlement of foreign currency capital and a detailed checklist on use of the RMB funds from the last settlement of foreign currency capital. It is stipulated that only if the funds for the settlement of foreign currency capital are of an amount not more than US$50,000 and are to be used for enterprise reserve, the above documents may be exempted by the bank. This SAFE Notice 142, along with the recent practice of Chinese banks of restricting foreign currency conversion for fear of “hot money” going into China, limits and may continue to limit our ability to channel funds to the VIE entities for their operation. There can be no assurance that the PRC regulatory authorities will not impose further restrictions on the convertibility of the Chinese currency. Future restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our stockholders or to fund operations we may have outside of China, which could materially adversely affect our business and operating results.

Fluctuations in the value of the Renminbi relative to the U.S. dollar could affect our operating results.

We prepare our financial statements in U.S. dollars, while our underlying businesses operate in two currencies, U.S. dollars and Chinese Renminbi. It is anticipated that our Chinese operations will conduct their operations primarily in Renminbi and our U.S. operations will conduct their operations in dollars. At the present time, we do not expect to have significant cross currency transactions that will be at risk to foreign currency exchange rates. Nevertheless, the conversion of financial information using a functional currency of Renminbi will be subject to risks related to foreign currency exchange rate fluctuations. The value of Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions and supply and demand in local markets. As we have significant operations in China, and will rely principally on revenues earned in China, any significant revaluation of the Renminbi could materially and adversely affect our financial results. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations.

Beginning in July of 2005, the PRC government changed its policy of pegging the value of Renminbi to the U.S. dollar. Under the new policy, the value of the Renminbi has fluctuated within a narrow and managed band against a basket of certain foreign currencies. However, the Chinese government has come under increasing U.S. and international pressure to revalue the Renminbi or to permit it to trade in a wider band, which many observers believe would lead to substantial appreciation of the Renminbi against the U.S. dollar and other major currencies. There can be no assurance that Renminbi will be stable against the U.S. dollar. On June 19, 2010 the central bank of China announced that it will gradually modify its monetary policy and make the Renminbi’s exchange rate more flexible and allow the Renminbi to appreciate in value in line with its economic strength.

China’s State Food and Drug Administration’s regulations may limit our ability to develop, license, manufacture and market our products and services.

Some or all of our operations in China will be subject to oversight and regulation by the SFDA and MOH. Government regulations, among other things, cover the inspection of and controls over testing, manufacturing, safety and environmental considerations, efficacy, labeling, advertising, promotion, record keeping and sale and distribution of pharmaceutical products. Such government regulations may increase our costs and prevent or delay the licensing, manufacturing and marketing of any of our products or services. In the event we seek to license, manufacture, sell or distribute new products or services, we likely will need approvals from certain government agencies such as the SFDA. The future growth and profitability of any operations in China would be contingent on obtaining the requisite approvals.  There can be no assurance that we will obtain such approvals.  In 2004, the SFDA implemented new guidelines for the licensing of pharmaceutical products. All existing manufacturers with licenses were required to apply for the Good Manufacturing Practices, or cGMP, certifications. According to Good Manufacturing Practices for Pharmaceutical Products (revised edition 2010), or the New GMP Rules promulgated by the Ministry of Health of the PRC on January 17, 2011 which became effective on March 1, 2011, all the newly constructed manufacturing facilities of drug manufacture enterprises in China shall comply with the requirements of the New GMP Rules, which are stricter than the original GMP standards.  In addition, delays, product recalls or failures to receive approval may be encountered based upon additional government regulation, legislative changes, administrative action or changes in governmental policy and interpretation applicable to the Chinese pharmaceutical industry. Our pharmaceutical activities also may subject us to government regulations with respect to product prices and other marketing and promotional related activities. Government regulations may substantially increase our costs for developing, licensing, manufacturing and marketing any products or services, which could have a material adverse effect on our business, operating results and financial condition.  The SFDA and other regulatory authorities in China have implemented a series of new punitive and stringent measures regarding the pharmaceuticals industry to redress certain past misconducts in the industry and certain deficiencies in public health reform policies. Given the nature and extent of such new enforcement measures, the  aggressive manner in which such enforcement is being conducted and the fact that newly-constituted local level branches are encouraged to issue such punishments and fines, there is the possibility of large scale and significant penalties being levied on manufacturers. These new measures may include fines, restriction and suspension of operations and marketing and other unspecified penalties. This new regulatory environment has added significantly to the risks of our businesses in China and may have a material adverse effect on our business, operating results and financial condition.

Some of the laws and regulations governing our business in China are vague and subject to risks of interpretation.

Some of the PRC laws and regulations governing our business operations in China are vague and their official interpretation and enforcement may involve substantial uncertainty. These include, but are not limited to, laws and regulations governing our business and the enforcement and performance of our contractual arrangements in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. Despite their uncertainty, we will be required to comply.

New laws and regulations that affect existing and proposed businesses may be applied retroactively. Accordingly, the effectiveness of newly enacted laws, regulations or amendments may not be clear. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

In addition, pursuant to China’s Administrative Measures on the Foreign Investment in Commercial Sector, foreign enterprises are permitted to establish or invest in wholly foreign-owned enterprises or joint ventures that engage in wholesale or retail sales of pharmaceuticals in China subject to the implementation of relevant regulations. However, no specific regulations in this regard have been promulgated to date, which creates uncertainty. If specific regulations are not promulgated, or if any promulgated regulations contain clauses that cause an adverse impact to our operations in China, then our business, operating results and financial condition could be materially and adversely affected.

The laws and regulations governing the therapeutic use of stem cells in China are evolving. New PRC laws and regulations may impose conditions or requirements which could materially and adversely affect our business.

As the cell therapy industry is at an early stage of development in China, new laws and regulations may be adopted in the future to address new issues that arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to the cell therapy industry. There is no way to predict the content or scope of future Chinese regulation. There can be no assurance that the PRC government authorities will not issue new laws or regulations that impose conditions or requirements with which we cannot comply. Noncompliance could materially and adversely affect our business, results of operations and financial condition.  On December 16, 2011, China’s Ministry of Health announced its intention to more tightly regulate clinical trials and stem cell therapeutic treatments in the PRC. The Ministry of Health ordered an immediate halt to “unapproved stem cell clinical trials and applications,” and put applications for new clinical trials on hold until July 1, 2012, which moratorium has been extended. For those clinical trials for stem cell products already approved by the SFDA, the Clinical Trial Approval Instructions and the Good Clinical Practice, or GCP, shall be strictly followed, with unwarranted changes to the approved clinical trial protocol and profit-seeking activities strictly forbidden. As of the date of this annual report, the foregoing moratorium has not been lifted.

The PRC government does not permit direct foreign investment in stem cell research and development businesses. Accordingly, we operate these businesses through local companies with which we have contractual relationships but in which we do not have direct equity ownership.

PRC regulations prevent foreign companies from directly engaging in stem cell-related research, development and commercial applications in China. Therefore, to perform these activities, we conduct much of biomedicine business operations in China through a domestic variable interest entity, or VIE, a Chinese domestic company controlled by the Chinese employees of the Company. Our contractual arrangements may not be as effective in providing control over these entities as direct ownership. For example, the VIE could fail to take actions required for our business or fail to conduct business in the manner we desire despite their contractual obligation to do so. These companies are able to transact business with parties not affiliated with us. If these companies fail to perform under their agreements with us, we may have to rely on legal remedies under PRC law, which may not be effective. In addition, we cannot be certain that the individual equity owners of the VIE would always act in our best interests, especially if they have no other relationship with us.

Although other foreign companies have used VIE structures similar to ours and such arrangements are not uncommon in connection with business operations of foreign companies in China in industry sectors in which foreign direct investments are limited or prohibited, recently there has been greater scrutiny by the business community of the VIE structure and, additionally, the application of a VIE structure to control companies in a sector in which foreign direct investment is specifically prohibited carries increased risks.

In addition, the Ministry of Commerce, or the MOFCOM, promulgated the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors in August 2011, or the MOFCOM Security Review Rules, to implement the Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011, or Circular No. 6. The MOFCOM Security Review Rules came into effect on September 1, 2011 and replaced the Interim Provisions of the Ministry of Commerce on Matters Relating to the Implementation of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by MOFCOM in March 2011. According to these circulars and rules, a security review is required for mergers and acquisitions by foreign investors having ”national defense and security” concerns and mergers and acquisitions by which foreign investors may acquire the ”de facto control” of domestic enterprises having ”national security” concerns. In addition, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the security review, the MOFCOM will look into the substance and actual impact of the transaction. The MOFCOM Security Review Rules further prohibit foreign investors from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. There is no explicit provision or official interpretation stating that our business falls into the scope subject to the security review, and there is no requirement for foreign investors in those mergers and acquisitions transactions already completed prior to the promulgation of Circular No. 6 to submit such transactions to MOFCOM for security review. The enactment of the MOFCOM National Security Review Rules specifically prohibits circumvention of the rules through VIE arrangement in the area of foreign investment in business of national security concern. Although we believe that our business, judging from its scale, should not cause any concern for national security review at its current state, there is no assurance that MOFCOM would not apply the same concept of anti-circumvention in the future to foreign investment in prohibited areas through VIE structure, the same way that our investment in China was structured.

Failure to comply with the U.S. Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices Act, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. There can be no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt equity compensation plans for our directors and employees and other parties under PRC laws.

On April 6, 2007, State Administration of Foreign Exchange of China (“SAFE”) issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also known as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company, such as our company, after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.

If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and may possibly prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

The labor contract law and its implementation regulations may increase our operating expenses and may materially and adversely affect our business, financial condition and results of operations.

As the PRC Labor Contract Law, or Labor Contract Law, and the Implementation Regulation for the PRC Labor Contract Law, or Implementation Regulation, have been enforced for only a relatively short period of time, substantial uncertainty remains as to its potential impact on our business, financial condition and results of operations. The implementation of the Labor Contract Law and the Implementation Regulation may increase our operating expenses, in particular our human resources costs and our administrative expenses.

In addition, as the interpretation and implementation of these regulations are still evolving, we cannot assure you that our employment practices will at all times be deemed to be in full compliance with the law. In the event that we decide to significantly modify our employment or labor policy or practice, or reduce the number of our sales professionals, the labor contract law may limit our ability to effectuate the modifications or changes in the manner that we believe to be most cost-efficient or otherwise desirable, which could materially and adversely affect our business, financial condition and results of operations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and results of operations may be adversely affected. In the event that we decide to significantly modify our employment or labor policy or practice, or reduce our professional staff, the labor contract law may limit our ability to effectuate the modifications or changes in the manner that we believe to be most cost-efficient or otherwise desirable, which could materially and adversely affect our business, financial condition and results of operations.

If relations between the United States and China worsen, our stock price may decrease and we may have difficulty accessing the capital markets.

At various times during recent years, the United States and China have had disagreements over trade, economic and other policy issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could adversely affect the market price of our common stock and our and our clients’ ability to access the capital markets.

RISKS RELATED TO OUR CONSULTING SERVICES BUSINESS

We are subject to constraints under U.S. regulations with respect to the consulting services we provide through EastBridge Sub.

Even though our consulting services business does not involve raising capital for clients, the consulting services provided through EastBridge Sub may be viewed as providing investment services. Investment businesses generally are comprehensively and intensively regulated under state and federal securities laws and regulations. Any investigation, litigation or other proceeding undertaken by the SEC or other federal or state regulatory agencies or private parties could necessitate the expenditure of material amounts of funds for legal and other costs and could have other materially adverse consequences for the Company, particularly if EastBridge Sub is subject to fines and penalties for failure to obtain the required licenses or approvals.

Neither the Company nor is EastBridge Sub registered as a broker or dealer under the Exchange Act or any other securities law. EastBridge Sub management believes that it is not required to be registered as a broker or dealer, but if the SEC, FINRA or the securities administrator of any state were to assert that such registration is required, EastBridge Sub would bear the resulting increased expenses and its activities would be restricted, which could materially and adversely affect the Company’s business. EastBridge Sub or its officers and directors could also be subject to fines, penalties and other expenses as well as restrictions on its future business activities as a result of prior activities.

Neither the Company nor EastBridge Sub has, and is not expected to, register as an investment adviser or an investment company under the federal Investment Advisers Act of 1940, as amended, the federal Investment Company Act of 1940, as amended, or under the laws of any state. EastBridge Sub management does not believe that any law requires such a registration. However, particularly with respect to the method it has established of forming wholly owned subsidiaries and taking equity in clients, these practices may inadvertently violate the Investment Company Act of 1940 which would require extensive additional filings and additional compliance with SEC regulations. If required, however, such a registration could preclude EastBridge Sub from performing its duties to its clients, which could lead to material adverse effects on the Company and its business, making its consulting services business less lucrative.

EastBridge Sub may also be subject to the federal or various state investment advisory acts. The consulting services rendered by EastBridge Sub may be viewed as providing financial advice even though management believes that any financial advice is not actually provided by EastBridge Sub but instead is provided by third party financial service firms which are registered.

Competition may negatively impact us.

Our consulting services business through EastBridge Sub competes with individuals and both large and small investment companies for clients in Asia and our other current and proposed markets. Many of these institutions and individuals are already active in the Asian and American markets and have greater financial and other resources that may be used to compete against us. We expect that, if EastBridge Sub is successful and if the market in which it operates as a whole has favorable results, competition will increase.

Eastbridge Sub depends upon key management personnel and the loss of any of them would seriously disrupt our operations.

The success of our consulting services business is largely dependent on the personal efforts of Keith Wong and Norm Klein, who are the chief financial officer and chief executive officer, respectively, of EastBridge Sub. The loss of the services of Keith Wong or Norm Klein or other key executives would have a material adverse effect on the business and prospects of EastBridge Sub. The Company has not obtained key-man insurance for any of its senior management personnel or for any of the officers of its subsidiaries, which means that the Company will not receive any cash amounts as a result of the disability or death of a member of senior management. In addition, in order for us to undertake our consulting business operations as contemplated, it will be necessary for us to locate and hire experienced personnel who are knowledgeable in the industry in which EastBridge Sub operates. Failure to attract and retain such experienced personnel on acceptable terms will have a material adverse impact on our ability to grow our consulting services business.

EastBridge Sub does not provide proprietary services.

There is nothing proprietary about the consulting services provided through EastBridge Sub, and EastBridge Sub does not rely upon any intellectual property or other protection for its consulting services business. Any current or future competitors could duplicate the consulting service business model of EastBridge Sub and there would be no legal recourse against these competitors for such actions.

EastBridge Sub is currently being audited.

EastBridge Sub is undergoing an audit by the Internal Revenue Service related to employment tax liability of EastBridge Sub for the 2006-2008 tax years, and depending on the outcome of the audit, EastBridge Sub may be subject to additional taxes, penalties and restrictions on further business activities or how these matters are accounted for. An assessment of additional taxes plus penalties and interest may have a material adverse effect on our finances. We expect the audit process to be completed and resolved in 2013.

RISKS RELATED TO OUR COMMON STOCK

Our share ownership is concentrated.

One stockholder, Global Health Investment Holdings Ltd. (“Global Health”), beneficially owns approximately 45% of our issued and outstanding Common Stock. As a result, that stockholder will exert significant influence over all matters requiring stockholder approval, including the election and removal of directors, any merger, consolidation or sale of all, or substantially all, of the assets, as well as any charter amendment and other matters requiring stockholder approval. This concentration of ownership may delay or prevent a change in control and may have a negative impact on the market price of our Common Stock by discouraging third party investors. The Company is a party to a lockup agreement with Global Health entered into on January 21, 2013, which was assumed by the Company on the closing date of the merger on February 6, 2013. Under the agreement, Global Health agreed for a period of one year after the closing date of the Merger to (i) not offer, sell, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, made any short sale, or otherwise dispose of or hedge, directly or indirectly, any of the Company’s common stock or any securities convertible into or exchangeable or exercisable for the Company’s common stock, or publicly announce an intention to effect any such transaction, in connection with Global Health’s shares, or exercise any right without respect to the registration of its shares, or file or cause to be filed any registration statement in connection with its shares without prior written consent of the Company; or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequences of ownership of Global Health’s shares without prior written consent of the Company.

Our common stock may be subject to the penny stock rules which might make it harder for stockholders to sell.

As a result of our initial stock price, our shares may become subject to the penny stock rules. The application of these penny stock rules may affect stockholders’ ability to sell their shares because some broker-dealers may not be willing to make a market in our Common Stock because of the burdens imposed upon them by the penny stock rules which include but are not limited to:

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Section 15(g) of the Exchange Act and Exchange Act rules 15g-1 through 15g-6, which impose additional sales practice requirements on broker-dealers who sell Company securities to persons other than established customers and accredited investors.

●	Exchange Act rule 15g-2 declares unlawful any broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

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Exchange Act rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer the current quotation prices or similar market information concerning the penny stock in question.

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Exchange Act rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

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Exchange Act rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person’s compensation.

We do not intend to pay cash dividends.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. We may not have sufficient funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our board of directors may consider relevant. There is no assurance that we will pay any dividends in the future, and, if dividends are declared, there is no assurance with respect to the amount of any such dividend.

Because our stock is quoted on the OTCBB and OTCQB, our stockholders may have difficulty selling their stock or experience increased negative volatility in the market price of our stock.

Our common stock is quoted on the OTCBB and OTCQB. The OTCBB and QTCQB are often highly illiquid, in part because they do not have a national quotation system by which potential investors can follow the market price of shares except through information received and generated by a limited number of broker-dealers that make markets in particular stocks. There is a greater chance of volatility for securities that trade on the OTCBB and OTCQB as compared to a national exchange or quotation system. This volatility may be caused by a variety of factors, including the lack of readily available price quotations, the absence of consistent administrative supervision of bid and ask quotations, lower, intermittently non-existent trading volume, and market conditions. Our stockholders may experience high fluctuations in the market price and volume of the trading market for our securities. These fluctuations, when they occur, have a negative effect on the market price for our securities. Accordingly, our stockholders may not be able to realize a fair price from their shares when they determine to sell them or may have to hold them for a substantial period of time until the market for our common stock improves.

Our operating history and lack of profits could lead to wide fluctuations in our share price. The market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. However, the occurrence of these patterns or practices could increase the volatility of our share price.

Our profitability may be negatively impacted due to the fact that a substantial portion of our assets are comprised of securities that are not highly liquid.

A substantial portion of our assets held through our EastBridge subsidiary are comprised of securities received by the Company as part of its compensation for services rendered and are not highly liquid. There is presently no public market in the majority of the securities that we hold through our EastBridge subsidiary, and it is uncertain if such securities will be listed on a securities exchange or if a market for such securities will ever develop. There is no assurance that an alternative exit strategy will be readily available to realize the fair value of such securities. Accordingly, we are prepared to bear the economic risk of such securities for an indefinite period of time.

BIOMEDICINE BUSINESS

OVERVIEW

Our biomedicine business was founded in 2009 as a specialty biomedicine group by a team of experienced Chinese-American executives, scientists and doctors. In 2010 we established a manufacturing facility in Wuxi, and in 2012 we established a manufacturing facility in Shanghai, each of which are compliant with U.S. FDA “good manufacturing practice” (GMP) standard protocols. Our focus has been to monetize the rapidly growing health care market in China by marketing and commercializing stem cell and immune cell therapeutics, related tools and products from our patent-protected proprietary cell technology developed by our research and development team, as well as by utilizing exclusively in-licensed intellectual properties.

Our treatment focal points are cancer, neurodegenerative and other degenerative diseases comprised of Knee Osteoarthritis (KOA), Spinal Muscular Atrophy (SMA), Amyotrophic Lateral Sclerosis (ALS) and Stroke.

In the cancer field, our in-licensed product candidate Tumor Cell Targeted Dendritic Cell (TC-DC) has successfully completed a U.S. FDA Phase II clinical trial for the treatment of Metastatic Melanoma at the Hoag Medical Center in California. Under applicable international reciprocity procedures we are utilizing data generated in a U.S. Phase II clinical trial in an analogous China-based SFDA Phase I/II Clinical Trial for the treatment of Liver Cancer. Management believes we will be able to leverage skin cancer data produced in ongoing trials in the U.S., and apply it toward advancing our product candidate for the treatment of liver cancer and other cancer-related indications.

In addition, we plan to begin pre-clinical studies on the use of allogeneic Mesenchymal Stem Cells (MSC) for the treatment of Lupus and Rhumatoid Arthritis. We have also exclusively in-licensed Motor Neuron Precursor Cell and Neuronal Cell technology and plan to launch trials for its use in the treatment of ALS, SMA, and Stroke.

As the cancers which our potential therapies target all have relatively low survival rates, annual incidence (number of new cases) is roughly equivalent to existing served available market. If a disease span is long, the number of patients will be accumulative and larger than new cases per year. There are 300,000 new cases of Hepatocellular Carcinoma (HCC) per year in China. There are 30,000 new cases of Metastatic Melanoma, with those diagnosed to be Stage IV having a median survival time of 18 months. Additionally, there are 15 million people aged 60 or older with KOA in China. For Spinal Muscular Atrophy Type I (SMA-I), there are about 1,000 newborns with SMA-I disease in China annually. The median life span of these children is less than 6 months. Adult incidence is approximately 2 million in China.

Our plan calls for 120, 60 and 30 patients respectively in clinical trials for the treatment of each of the cancers, KOA, and SMA. We have employed a multinational Contract Research Organization (CRO) to manage trial design and to minimize errors and delays. The first safety/efficacy milestone report for the Cancer and KOA clinical trials are scheduled in the third quarter of 2013. The first potential patients relating to these indications are expected in the first half of 2014.

We have a long term joint venture with an affiliate of California Stem Cell Inc. (CSC). Under our joint venture arrangement we are collaborating with CSC to develop and market Cancer (TC-DC), Motor Neuron Precursor Cells (MNP) and Neuronal Precursor Cells (NP) in greater China and Taiwan. These methodologies enable us to conduct certain clinical trials and commercialization. Our TC-DC therapy utilizes dendritic cells that have been taught the unique “signature” of the patient’s cancer, in order to trigger an effective immune response against cancer stem cells, the root cause of cancer metastasis and recurrence. We are currently utilizing a process to develop MNP and NP cells with high purity levels, validated by synapse formation, and have shown functional innervation with human muscle cells. These products enable us to conduct certain clinical trials and pursue commercialization of TC-DC therapy, and explore the development of new therapies for a variety of neurodegenerative diseases. The four cellular technology platforms (TC-DC, adult adipose-derived, umbilical cells, and neural stem cells) enable us to create multiple cell formulations to develop potential treatments for specific medical conditions and diseases, as well as applying single cell types in a specific treatment protocol. Our facilities are certified to meet the international standards NSF/ANSI 49, ISO-14644, ANSI/NCSL Z-540-1 and 10CFR21, as well as Chinese SFDA standards CNAS L0221. In addition to standard protocols, we use proprietary processes and procedures for manufacturing our cell lines comprised of:

●	Extraction, cultivation and banking processes that insure cell preservation and viability

●	DNA identification for stem cell ownership

●	Bio-safety testing at independently certified laboratories.

INDUSTRY OVERVIEW

Regenerative Medicine and Cell Therapy

Regenerative medicine is the “process of replacing or regenerating human cells, tissues or organs to restore or establish normal function”. Cell therapy as applied to regenerative medicine holds the promise of regenerating damaged tissues and organs in the body by rejuvenating damaged tissue and by stimulating the body’s own repair mechanisms to heal previously irreparable tissues and organs. Medical cell therapies are classified into two types: allogeneic (cells from a third-party donor) or autologous (cells from one’s own body), with each offering its own distinct advantages. Allogeneic cells are beneficial when the patient’s own cells, whether due to disease or degeneration, are not as viable as those from a healthy donor. Similarly, in cases such as cancer, where the disease is so unique to the individual, autologous cells can offer true personalized medicine.

Regenerative medicine can be categorized into major subfields as follows:

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Cell Therapy. Cell therapy involves the use of cells, whether derived from adults, children or embryos, third party donors or patients, from various parts of the body, for the treatment of diseases or injuries. Therapeutic applications may include cancer vaccines, cell based immune-therapy, arthritis, heart disease, diabetes, Parkinson’s and Alzheimer’s diseases, vision impairments, orthopedic diseases and brain or spinal cord injuries. This subfield also includes the development of growth factors and serums and natural reagents that promote and guide cell development.

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Tissue Engineering. This subfield involves using a combination of cells with biomaterials (also called “scaffolds”) to generate partially or fully functional tissues and organs, or using a mixture of technology in a bioprinting process. Some natural materials, like collagen, can be used as biomaterial, but advances in materials science have resulted in a variety of synthetic polymers with attributes that would make them uniquely attractive for certain applications. Therapeutic applications may include heart patch, bone re-growth, wound repair, replacement neo-urinary conduits, saphenous arterial grafts, inter-vertebral disc and spinal cord repair.

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Diagnostics and Lab Services. This subfield involves the production and derivation of cell lines that may be used for the development of drugs and treatments for diseases or genetic defects. This sector also includes companies developing devices that are designed and optimized for regenerative medicine techniques, such as specialized catheters for the delivery of cells, tools for the extraction of stem cells and cell-based diagnostic tools.

All living complex organisms start as a single cell that replicates, differentiates (matures) and perpetuates in an adult through its lifetime. Cell therapy is aimed at tapping into the power of cells to prevent and treat disease, regenerate damaged or aged tissue and provide cosmetic applications. The most common type of cell therapy has been the replacement of mature, functioning cells such as through blood and platelet transfusions. Since the 1970s, bone marrow and then blood and umbilical cord-derived stem cells have been used to restore bone marrow and blood and immune system cells damaged by chemotherapy and radiation used to treat many cancers. These types of cell therapies have been approved for use world-wide and are typically reimbursed by insurance.

Over the past several years, cell therapies have been in clinical development to attempt to treat an array of human diseases. The use of autologous (self-derived) cells to create vaccines directed against tumor cells in the body has been demonstrated to be effective and safe in clinical trials. Dendreon Corporation’s Provenge therapy for prostate cancer received FDA approval in early 2010. Researchers around the globe are evaluating the effectiveness of cell therapy as a form of replacement or regeneration of cells for the treatment of numerous organ diseases or injuries, including those of the brain and spinal cord. Cell therapies are also being evaluated for safety and effectiveness to treat heart disease, autoimmune diseases such as diabetes, inflammatory bowel disease and bone diseases. While no assurances can be given regarding future medical developments, we believe that the field of cell therapy is a subset of biotechnology that holds promise to improve human health, help eliminate disease and minimize or ameliorate the pain and suffering from many common degenerative diseases relating to aging.

Cord blood and cells extracted from umbilical tissue at the time of an individual’s birth have become the subject of intense study in recent years, for its regenerative potential. Because a person’s own (autologous) cord blood stem cells can be safely infused back into that individual without being rejected by the body’s immune system, and because they have unique characteristics compared to other sources of progenitor cells, they are an increasing focus of regenerative medicine research.

Current estimates indicate that approximately 30% of the world population could benefit from regenerative medicine. With autologous cells, there is no risk of rejection from the immune system, so physicians and researchers are only performing these potential cord blood therapies on children who have their own stem cells available.

Researchers are exploring the use of umbilical cord stem cells in regenerative medicine applications including Type 1 Diabetes, cardiovascular repair, treatment of brain injury (such as cerebral palsy), and wound repair, and preclinical research is being conducted for treatments of stroke and hearing loss.

Cell Therapy Development for Chronic Diseases

Stem cells are very primitive and undifferentiated cells that have the unique ability to transform into many different cells, such as white blood cells, nerve cells or heart muscle cells. Adult stem cells are found in the bone marrow, in peripheral blood umbilical cord blood and other organs. For over 40 years, physicians have been using adult stem cells to treat various blood cancers, and only recently has the promise of using adult stem cells to treat a myriad of other diseases begun to be realized.

Within the adult stem cell classification, the use of cells is either autologous (meaning donor and recipient/patient are the same) or allogeneic (donor and recipient are different people). The use of allogeneic stem cells will be appropriate for certain disease conditions while autologous will have its advantages depending on the indication and therapeutic goal.

Market for Cell-Based Therapies

Cell-based therapies now represent a global market of approximately $50 billion with an expected growth rate of 15% compounded annually, projected to reach an estimated $88 billion by 2014 (see The Regenerative Medicine Report: Part II, MDB Capital Group (January 2011). In China currently no significant market exists for cell therapies. Health care spending on pharmaceuticals however, was an estimated $13 billion in China in 2010. We believe that an increasing portion of healthcare spending both in China and worldwide will be directed to cell and tissue based therapies, driven by an aging population, and because cell therapy treatments could become the safest, most effective, and cost-effective method for treating chronic disease for millions of patients. Approved cell therapies have been appearing on the market in recent years, such as Dendreon’s Provenge (Sipuleucel-T) cellular immunotherapy for the treatment of prostate cancer approved by the U.S. FDA in 2010, and Osiris Therapeutics’ Prochymal (remestemcel-L) approved in Canada in 2012 for the treatment of acute graft-vs-host disease (GvHD) in children unresponsive to steroids. The number of cell therapy companies that are currently in Phase II and Phase III trials has been increasing, and we anticipate that new cellular therapy products offered by these firms will appear on the market within the next several years.

Chronic and degenerative diseases such as cerebral palsy, autism, cardiovascular diseases, spinal cord injury, autoimmune diseases, cartilage loss, Alzheimer’s, Parkinson’s, and many others are major threats to public health and the solvency of health systems worldwide. Current treatments for these diseases cannot meet medical needs. Cell therapy is a relatively new technology that has the potential to alleviate much of the burden of these chronic and degenerative diseases in a cost-effective manner.

In China, 7 million deaths occur each year due to a chronic disease, a third of which are cancer deaths. Chronic diseases reportedly account for nearly 70% of China’s health care costs. Sources report that in 2008 the three major types of chronic diseases accounted for 69% of total deaths in China, and 20% of total deaths were related to cancer. China accounts for about 45% of cases and 40% of liver cancer deaths globally, and about 300,000 new cases of hepatocellular carcinoma (HCC; 90% of liver cancer cases are HCC) per year. Aggressive surgical resection (surgical removal) of tumors is one of the primary treatment options for patients with HCC. However, post-surgery 2-year recurrence rate of HCC is still over 51%. There are an estimated 30,000 new cases of metastatic melanoma each year in China. In 2009, the global market for cell-based cancer therapies reached $2.7 billion, and is expected to reach $7.5 billion in 2014.

In China, according to industry estimates, over 40 million people over the age of 60 suffer from knee osteoarthritis (KOA). Similarly, analysts estimated in 2012 that in the U.S. nearly 21 million adults live with osteoarthritis; in the U.S. this includes over 30% of the population over the age of 50 and 80% of those over the age of 65 who are affected by knee osteoarthritis in particular. The number of people with this condition has been growing, and is believed to be related to an aging population and an increasing prevalence of obesity.

Worldwide, the barriers to successfully gain regulatory approval for cell therapy products remain very high. In 2011, Geron Corporation discontinued its embryonic program, and when Sanofi-Aventis acquired Genzyme Corporation and did not acquire the product rights relating to the allogeneic cell technology of Osiris Therapeutics, Inc., a partner of Genzyme and a leader in the field. In both cases it appears there were difficulties navigating the U.S. regulatory requirements for product approval, including inadequate trial designs as a possible contributing factor.

Management believes the China market is characterized by a number of key features that distinguish it from the U.S. and Europe. China has a much larger patient base, with a population in excess of 1.3 billion. Analysts estimate that more than 500,000 people participate in clinical trials each year in China, and participation is expected to grow.

Due to the authoritarian and conformist culture prevalent in China, and deference to medical authority, experts believe it is easier to rapidly enroll patients for clinical trials. In addition Chinese test subjects tend to be more compliant with trial procedures compared to their Western counterparts, as they are less likely to challenge instructions, change the course of their medications, or drop out of trials.

Another advantage of conducting clinical trials in China is cost. The lower cost of conducting trials, which varies case by case, is typically related to the lower cost of professional labor, patient care and related facilities. This cost advantage allows firms to pursue a great number of trials with lower capital expenditure. As the same time, clinical trials may be conducted in China with the same rigorous procedural requirements, or standard operating procedures, used in U.S. clinical trials.

In China, cell therapies are currently regulated as a “medical technology”, which results in a shortened clinical pathway compared to that in the U.S., and compared to regulatory approval of new drugs in China (see “Regulation” below). As China’s regulatory system evolves, this may be the case particularly with respect to autologous treatments which are considered to be medical treatments, as opposed to allogeneic therapies, which many may consider to be analogous to drugs and therefore regulated as such.

Management believes the development of stem cell technology is favored by the Chinese central government, as it has been named as an important element of China’s long range national science and technology development plan. In 2006, tissue engineering based on stem cell technology was listed in the 15-year long term national Science and Technology Development Plan as a "frontier technology." In 2009 China’s Health Minister noted the need to implement new medical classifications for stem cell transplants. In 2009 later that year, the Ministry of Science and Technology signed a memorandum of understanding with the California Institute for Regenerative Medicine (CIRM) to collaborate on stem cell research. In November 2009, the heads of state of the U.S. and China issued a joint statement of intent to collaborate in health care research, including advancements in stem cell technology.

Thus far, Chinese regulators have observed the principle of reciprocity, in that clinical data developed in trials in other countries may be used in connection with clinical trials in China. For instance, safety and efficacy data from a pre-clinical study, or Phase I clinical trial in the U.S., for a particular type of cancer, may be used in connection with clinical trials in China for the same or other indications so long as it is deemed relevant and in accordance with approved standard operating procedures and protocols.

Notwithstanding these circumstances, the stem cell industry is highly regulated by the Chinese government. Non-Chinese firms have scarcely achieved any success thus far in establishing cellular facilities in China. Management believes that the difficulty in navigating the regulatory environment, building the necessary and crucial government and industry relationships, and locating and hiring properly trained and qualified personnel, has thus far prevented foreign stem cell firms from gaining a foothold in China.

As a result of these factors including the sizable potential market, large patient base, ease of enrollment, lower cost, a regulatory environment that favors firm structured to cope with high levels of regulation, and government support for the stem cell industry, together with our company’s strengths, management believes we are capable of achieving a path to revenue with lower capital requirements in comparison to other companies in our industry worldwide.

OUR STRATEGY

Our biomedicine business is in the development stage.  Currently we do not have any therapies that have been approved for marketing to the general public or for clinical application. Our biomedicine business (pre-merger) earned $273,620 in revenue in 2012 from the sales of enzyme reagent kits, while we continue to develop our products and therapies.

Our enzyme reagent kits use a series of enzyme formulas to extract stromal cells directly from human adipose tissue, to purify and grow the stromal cells, and to preserve the stromal cells at low- temperature during transportation.  In 2012, we sold 91 units of the regent kits at approximately RMB 20,000 each (approximately US$3,167 with the exchange rate on December 31, 2012). The reagent kits were produced by us and sold for research purposes only.

We are developing our business in cell therapeutics and capitalizing on the increasing importance and promise that adult stem cells have in regenerative medicine.  Our most advanced candidate involves adipose-derived mesenchymal stem cells to treat knee osteoarthritis (KOA). Based on current estimates we expect our biomedicine business to generate revenues primarily from the development of therapies for the treatment of Knee Osteoarthritis within the next two years and Hepatocellular Carcinoma within the next three to five years.

Presently we have two autologous cell therapy candidates undergoing clinical trials in China, HCC and KOA. If and when these therapies gain regulatory approval in the PRC, we will be able to market and offer them for clinical use. Although our biomedicine business was very recently organized, our technologies have been in development for decades, and our focus is on the latest translational stages of product development, principally from the pre-clinical trial stage to regulatory approval and commercialization of new therapies.

Our strategy is to develop safe and effective cellular medicine therapies for indications that represent a large unmet need in China, based on technologies developed both in-house and obtained through licensing and collaboration arrangements with other companies. Our near term objective is to pursue successful clinical trials in China for our KOA application, followed by our HCC therapy.  We intend to utilize our comprehensive cell platform to support multiple cell lines to pursue multiple therapies, both allogeneic and autologous. We intend apply U.S. Standard Operating Procedures (SOPs) and protocols while complying with Chinese regulations, while owning, developing and executing our own clinical trial protocols. We plan to establish domestic and international joint ventures or partnerships to set up cell laboratories and/or research facilities, in-license technology from outside of China, and build affiliations with hospitals, to develop a commercialization path for our therapies, once approved. We intend to use our first-mover advantage in China, against a backdrop of enhanced regulation by the central government, to differentiate ourselves from the competition and establish a leading position in the China cell therapeutic market.

CBMG initially plans to use its centralized manufacturing facility located in Shanghai to service multiple hospitals within 200Km of the facility.  We aim to complete clinical trials for our KOA and HCC therapy candidates via the medical technology pathway through designated hospitals. Our goal is to first obtain permission for commercial use of the therapies from the Ministry of Health, for the respective hospitals in which the trials are being conducted. CBMG plans to scale up its customer base by qualifying multiple additional hospitals for the post-trial use of therapies, once approved, by following guidelines administered by MOH.  Based on current estimates we expect our biomedicine business to generate revenues primarily from the development of therapies for the treatment of Knee Osteoarthritis within the next two years and Hepatocellular Carcinoma within the next three to five years.

Additionally, CBMG participates in the formulation of stem cell policy in China as a member of the Class III Medical Technology Approval Committee within the Chinese Medical Doctor’s Association (CMDA), an advisory body for the State Food & Drug Administration (SFDA) and Ministry of Health (MOH) on stem cell policy and regulatory affairs. We believe that few competitors in China are as well-equipped as we are in clinical trial development, diversified U.S. FDA protocol compliant manufacturing, regulatory compliance and policy making participation, as well as a long-term presence in the U.S. with U.S.-based management and investor base.

OUR TECHNOLOGY

CBMG’s Cellular Biomedicine Technology Platforms

In order to expedite fulfillment of patient treatment CBMG has been actively developing technologies and products with a strong IP fortification, including human adipose-derived mesenchymal progenitor cells (haMPC), derived from fat tissue, for the treatment of Knee Osteoarthritis (KOA) and other indications, and human umbilical cord derived mesenchymal progenitor cells (huMPC) for the treatment of Systemic Lupus Erythematosus (SLE) and other indications. CBMG has also been actively engaging with world leading scientists and companies, to develop tumor cell specific dendritic cells (TC-DC) therapy for the treatment of Hepatocellular Carcinoma (Liver Cancer). In addition, through our joint venture arrangement with California Stem Cells, Inc., CBMG has rights to develop cell therapies based on motor neuron precursor cells (MNP) and neuronal precursor cells (NP).

CBMG’s proprietary and patent-protected production processes and clinical protocols enable us to produce raw material, manufacture cells, and conduct cell banking and distribution. Our proprietary cell lines (haMPC, huMPC, TC-DC, MNP, as further discussed below) provide us with the ability to customize specialize formulations to address complex diseases and debilitating conditions.

CBMG has been developing disease-specific clinical treatment protocols. These protocols are designed for each of these proprietary cell lines (haMPC, huMPC, TC-DC, MNP) to address patient-specific medical conditions. These protocols include medical assessment to qualify each patient for treatment, evaluation of each patient before and after a specific therapy, cell transplantation methodologies including dosage, frequency and the use of adjunct therapies, potential adverse effects and their proper management.

The protocols of haMPC therapy for knee osteoarthritis (KOA) and TC-DC therapy for hepatic cellular carcinoma (liver cancer) have been approved by the Institutional Review Board of qualified hospitals for clinical trials. Once the trials are completed, the clinical data will be analyzed by a qualified third party statistician and reports will be filed by the hospitals to regulatory agencies for approval for use in treating patients.

Human Adipose-Derived Mesenchymal Progenitor Cells (haMPC)

Adult mesenchymal stem cells can currently be isolated from a variety of adult human sources, such as liver, bone marrow, and adipose (fat) tissue. The advantages in using adipose tissue (as opposed to bone marrow or blood) are that it is a one of the richest sources of pluripotent cells in the body, the easy and repeatable access to fat via liposuction, and the simple cell isolation procedures that can begin to take place even on-site with minor equipment needs. The procedure we are testing for KOA involves extracting a very small amount of fat using a minimally invasive extraction process which takes up to 20 minutes, and leaves no scarring. The haMPC cells are then processed and isolated on site, and injected intra articularly into the knee joint with ultrasound guidance.

These haMPC cells are capable of differentiating into bone, cartilage, tendon, skeletal muscle, and fat under the right conditions. As such, human adipose-derived Mesenchymal Progenitor Cells (haMPC’s) are an attractive focus for medical research and clinical development. Importantly, we believe both allogenic and autologously sourced haMPC’s may be used in the treatment of disease. Numerous studies have provided preclinical data that support the safety and efficacy of allogenic and autologously derived haMPC, offering a choice for those where factors such as donor age and health are an issue.

Additionally, certain disease treatment plans call for an initial infusion of these cells in the form of Stromal Vascular Fraction (SVF), an initial form of cell isolation that can be completed and injected within ninety minutes of receiving lipoaspirate. The therapeutic potential conferred by the cocktail of ingredients present in the SVF is also evident, as it is a rich source for preadipocytes, mesenchymal stem cells, endothelial progenitor cells, T regulatory cells and anti-inflammatory macrophages.

Human Umbilical Cord Derived Mesenchymal Progenitor Cells (huMPC)

CBMG has developed a stem cell line called human umbilical cord derived mesenchymal progenitor cells (huMPC). These huMPCs have a tremendous capacity for self-renewal whilst also maintaining their multipotent ability to differentiate into osteoblasts, adipocytes, and chondrocytes as well as myocytes and neurons.

The youngest, most potent huMPCs are obtained from umbilical cord tissue, called Wharton’s jelly, which is normally discarded as medical waste after the birth of a newborn. This tissue contains a much higher concentration of huMPC’s compared to cord blood. Researchers have shown that allogeneic huMPCs have potential therapeutic effects in cerebral palsy, Autism, cardiovascular diseases, spinal cord injury, autoimmune diseases, cartilage damage, Alzheimer’s, Parkinson’s, and many other degenerative diseases. CBMG has built a huMPC line with a high safety profile and preliminary evidence suggests therapeutic use in systemic lupus erythematosus (SLE) and cerebral palsy (CP).

Tumor Cell Specific Dendritic Cells (TC-DC)

Recent scientific findings indicate the presence of special cells in tumors that are responsible for cancer metastases and relapse. Referred to as “cancer stem cells”, these cells make up only a small portion of the tumor mass. The central concept behind Tumor Stem Cell Specific Dendritic Cell (TC-DC) therapy is to immunize against these cells. TC-DC therapy takes a sample of the patient’s own purified and irradiated cancer cells and combines them with specialized immune cells, thereby ‘educating’ the immune cells to destroy the cancer stem cells from which tumors arise.  We believe the selective targeting of cells that drive tumor growth would allow for effective cancer treatment without the risks and side effects of current therapies that also destroy healthy cells in the body.

Motor Neuron Precursor Cells (MNP) and Neuronal Precursor Cells (NP)

Though our joint venture we have rights originating from California Stem Cell to produce clinical-quality motor neuron and neuronal progenitor cells from human embryonic stem cells (heSC’s). These stem cell-derived motor neurons have potential applications in treating amyotrophic lateral sclerosis (motor neuron disease, also known as Lou Gehrig’s disease), a condition caused by a debilitating rapid progressive weakness, muscle atrophy and loss of motor function; and spinal muscular atrophy (SMA), a group of debilitating disorders characterized by degeneration of lower motor neurons situated in the lower spinal cord, causing atrophy of various muscle groups in the body. Presently none of these conditions or disorders have any known cure.

Our Targeted Indications and Potential Therapies

Knee Osteoarthritis (KOA)

We are currently conducting a Phase I clinical trial for the treatment of knee osteoarthritis (KOA). Enrollment of patients is ongoing, and is expected to be completed by May 2013. The treatment period for each patient is three months. Osteoarthritis (OA) is a degenerative disease of the joints. KOA is one of the most common types of OA. Pathological manifestation of OA is primarily local inflammation caused by immune response and subsequent damage of joints. Restoration of immune response and joint tissues are the objective of therapies.

Fifty-three percent of KOA patients will degenerate to the point of disability. Conventional treatment usually involves invasive surgery with painful recovery and physical therapy. Currently, patients suffering from osteoarthritis in China number approximately 40 million people. Of these, approximately 70% suffer from knee osteoarthritis. As drug-based methods of management are ineffective, some 1.5 million patients with this disability will degenerate to the point of requiring artificial joint replacement surgery every year. However, only forty thousand will actually be able to undergo replacement surgery, leaving the majority of patients to suffer from a life-long disability due to lack of effective treatment.

Human adipose-derived mesenchymal progenitor cells (haMPC’s) are currently being considered as a new and effective treatment for osteoarthritis, with a huge potential market. In 2009, the worldwide market for orthopedic, tissue repair and cell therapy related products reached $3.6 billion, and sales are expected to reach $5.5 billion in 2014.

In order to bring haMPC-based KOA therapy to market, our market strategy is to: (a) establish regional laboratories that comply with cGMP standards in Shanghai and Beijing that meet Chinese Ministry of Health (MOH) approval; and (b) file joint applications with Class AAA hospitals near our laboratories to use haMPC’s to treat knee osteoarthritis in a clinical trial setting.

Our competitors are pursuing treatments for osteoarthritis, such as Zimmer, Inc., which is developing a knee cartilage implant.  However, unlike their approach, our KOA therapy is not surgically invasive – it uses a small amount (50ml) of adipose tissue obtained via liposuction from the patient, which is cultured and re-injected into the patient. Stromal Vascular Fraction (SVF) is prepared using 25 millimeters of adipose tissue for immediate injection into the knee area, with the remaining tissue to be further processed to purify, expand and banked haMPCs for additional injections 1 and 3 months later. The injections are designed to induce the body’s secretion of growth factors promoting immune response and regulation, and regrowth of cartilage. The down-regulation of the patient’s immune response is aimed at reducing and controlling inflammation which is a central cause of KOA.

We believe our proprietary SVF purification method and subsequent haMPC proliferation and processing know-how will enable haMPC therapy to be a low cost and relatively safe and effective treatment for KOA. Additionally, banked haMPCs can continue to be stored for additional use in the future.

CBMG entered into a services agreement with Renji Hospital in affiliation with Shanghai Jiaotong University on January 28, 2013 to begin a Phase I/II clinical trial using haMPC’s to apply to KOA indications in accordance with Chinese regulatory requirements. Under the clinical trial agreement Renji Hospital is required to obtain and maintain the necessary qualifications for conducting clinical trials, select cases and organize the implementation of the clinical trials and ensure that the clinical trials are in compliance with all relevant laws and regulations.

The objective of this clinical trial is evaluate the efficacy and safety of this therapy, with results primarily measured by the WOMAC score (developed in 1982 by at Western Ontario and McMaster Universities), a set of standardized metrics used by health professionals to evaluate the condition of patients with osteoarthritis. Upon the completion of Phase II of the clinical trial, CBMG in accordance with the terms of the services agreement will retain the intellectual property rights to all confidential information and other information, including but not limited to invention, patent and technical know-how. CMBG expects to use such information and then be free to work with other Class AAA hospitals and apply for MOH approval in the use of haMPC’s in KOA therapy.  CBMG intends to offer haMPC therapies through hospitals, after obtaining required licenses.

In order to expand our KOA therapy, new Class AAA hospitals will need to successfully complete a confirmatory clinical trial (post-market study) involving a total of 10-20 patients, in order to jointly apply to MOH for a license to carry out haMPC-based KOA therapy. If its potential KOA therapy candidate successfully passes through clinical trials, CBMG intends to build a network of Class-AAA hospitals for clinical applications by introducing and encouraging other hospitals to engage in post-market studies.
Independent research and development work can be done with CBMG’s haMPC isolation and culture kit, as well as standardizing technical training and the clinical treatment program, with a view toward enhancing the quality of KOA cell therapy technology.

Hepatocellular Carcinoma (HCC)

CBMG is in the process of negotiating exclusive rights to market tumor cell-dendritic cell (TC-DC) therapy for late stage HCC in greater China. We are co-developing HCC Therapy candidates in collaboration with CSC and its affiliate. In January 2013, we commenced a Phase I clinical trial with PLA 85 hospital in Shanghai, for HCC therapy. Enrollment of patients is ongoing, and is expected to be completed in the summer of 2013. The treatment period in this trial is six months. The purpose of this trial is to evaluate the safety of an autologous immune cell therapy in primary hepatocellular carcinoma (HCC) patients following resection (surgical tumor removal) and Transarterial Chemo Embolization (TACE) Therapy, a type of localized chemotherapy technique.

Recent scientific findings indicate that tumors contain specialized cells that allow for the generation of new tumors. Named cancer stem cells, these cells are responsible for both tumor metastases and recurrence. The central concept behind CBMG’s technology is to immunize against these cancer stem cells.

A number of our competitors are developing cancer treatment therapies, such as Promethera Biosciences of Belgium, and Beike. However unlike our competitors, the therapies we are researching utilize the liver cancer stem cells as an antigen – these proliferating, self-renewing liver cancer stem cells provide a clean source of tumor antigens, without contamination from extraneous cells. The patient’s immune cells are isolated and trained to recognize, attack and eliminate the cancer cells.

Tumor stem cell specific dendritic cell (TC-DC) therapy was developed by Dr. Robert Dillman through more than 20 years of clinical research at the Hoag Cancer Center, California. The core idea of the TC-DC technique is to activate a patient’s immune system by exposure of cancer stem cell antigens to the key antigen presenting cells, dendritic cells (DC). In order to expose cancer stem cell antigens effectively, cancer tissue from patients is digested and its cancer stem cell is expanded and co-cultured with the patient’s own DCs in vitro. Together with GM-CSF the patient’s DCs are loaded with fixed cancer stem cells and are administered back to the patient in order to boost the patient’s immune system to recognize cancer stem cell antigens and then effectively eliminate them.

The safety and efficacy profiles of TC-DC are outstanding based on Phase II clinical trials of TC-DC therapy for metastatic melanoma (see Dillman, R.O., et al. 2009. Phase II Trial of Dendritic Cells Loaded with Antigens from Self-Renewing, Proliferating Autologous Tumor Cells as Patient-Specific Antitumor Vaccines in Patients with Metastatic Melanoma: Final Report. Cancer Biotherapy and Radiopharmaceuticals, Volume 24 Number 3.) The most recent Phase II clinical trial of metastatic melanoma has shown five-year survival rate of 54%, and this therapy has been shown to significantly reduce the rate of tumor recurrence and metastasis, improve patient longevity and quality of life.

According to existing laws in the PRC, this technology is considered a Category III medical technology and is managed and approved by the Ministry of Health. The current market strategy is for CBMG to partner with Class-AAA hospitals to set up either on-site or localized cGMP standard cell biology laboratories, and apply to MOH for Phase I/II clinical trials to use TC-DC therapy for liver cancer. Upon completion of these clinical trials, partnered Class-AAA hospitals will jointly file applications to MOH for a license to treat liver cancer using TC-DC technology. For hospitals that have received a license, CBMG will provide liver cancer targeted DC cells, with the hospital charging appropriate cell therapy fees to the patient as determined by local government guidelines. We expect to derive revenues from service fees paid by hospitals.

One of the primary difficulties in administering effective cancer therapy is in the uniqueness of the disease – no two cancers are the same. Importantly, CBMG sources both immune and cancer cells directly from the patient, and our completely autologous approach to cancer therapy means that each dose is specific to each individual.

Using a proprietary cell production platform, CBMG has the ability to process, prepare and produce cancer stem cells directly from patient tissue. These cells are then purified and irradiated, and combined with specialized immune cells to destroy the cancer stem cells from which tumors arise. This therapy is delivered to the patient in the form of a minimally invasive subcutaneous injection.

After receiving resected tumor tissue at our lab, the first step is to perform an enzyme digest that breaks down the solid tumor into individual cells. These cells then enter a process and purification stage, where contaminating cells are eliminated. The next step is to establish a cell line in the expansion phase, which typically takes 6 weeks, depending on the quality and proliferation rate of the sample. Also during this stage, the patient undergoes a leukapheresis procedure in which circulating white blood cells are extracted, and further processed into dendritic cells in the lab. In the last step, the patient’s dendritic cells are combined with irradiated cancer stem cells and thus learn the particular cancer’s “signature”, and finally these dendritic cells are delivered over a series of subcutaneous injections.

Systemic Lupus Erythematosus

Systemic lupus erythematosus, commonly known as lupus, is an incurable disease that turns the body’s immune system against itself, eating away at skin, kidneys, nervous system and joints. The current standard of treatment in more severe cases of lupus involves the use of immunosuppressive drugs to control the disease, but often leads to many negative side-effects making this treatment option difficult for the patient by affecting quality of life, as immunosuppressant therapy is often life-long.

Recent studies have shown that human adipose-derived mesenchymal progenitor cells (haMPC’s) have the capability to modulate and suppress the immune response in tissue where inflammation is occurring. As haMPC’s have also been proved to have little to no threat of rejection from the host’s immune system, these cells have the potential to become the basis of a new therapy for lupus patients.

Spinal Muscular Atrophy (SMA)

Spinal Muscular Atrophy (SMA) is the result of a genetic mutation that causes the death of motor neurons in the spinal cord, resulting in weakness and wasting of the muscles in the arms and legs of infants and children. SMA Type I, the most severe form of the disease, is evident at birth or within the first few months, and babies with this condition in many cases never acquire the power, strength or endurance to sit independently, to crawl, or to walk. SMA affects all the muscle systems in the body, and the vast majority of babies diagnosed with SMA Type I do not live past the age of two without being placed on permanent life support. From the onset of this disease, patients generally continue to deteriorate over time, and there is no known cure.

Intellectual Property

We have built our intellectual property portfolio with a view towards protecting our freedom of operation in China within our specialties in the cellular biomedicine field.  Our portfolio contains patents, trade secrets, and know-how. Our technology can be grouped based on origin of progenitor or stem cells into adipose, umbilical cord, bone marrow and embryo.

The production of stem cells for therapeutic use requires the ability to purify and isolate these cells to an extremely high level of purity. Accordingly, our portfolio is geared toward protecting our proprietary process of purification, cell processing and related steps in stem cell production. The combination of our patents and trade secrets protects our process of manufacturing cell lines, including methods of purification, extraction, freezing, preservation, processing and use in treatment.

For our adipose-derived mesenchymal progenitor cell (haMPC) platform:

●
Our intellectual property portfolio includes knowledge and methodologies relating to human adipose derived mesenchymal progenitor/stem cells (haMPC). Our portfolio covers many aspects of adipose stem cell medicine production, including acquisition of human adipose tissue acquisition, preservation, transportation, and storage, tissue, processing, stem cell purification, expansion, banking, formulation for administration, shipment, and administration methods.

●
Our portfolio also includes adipose derived cellular medicine formulations and their applications in the potential treatment of degenerative diseases and autoimmune diseases, including osteoarthritis, systemic lupus erythematosus, rheumatoid arthritis, as well as potential applications to anti-aging.

●	Our haMPC intellectual property portfolio is distinguished from that of competitors’ in that it includes:

o	coverage of all steps in the production process;

o	a process that enables achievement of high yields of Stromal Vascular Fraction (SVF), i.e. stem cells derived from adipose tissue extracted by liposuction;

o	a process that makes adipose tissue acquisition convenient and useful for purposes of cell banking; and

o	preservation techniques enabling long distance shipment of finished cell medicine products.

In addition, our intellectual property portfolio covers various aspects of other therapeutic categories including umbilical cord-derived Mesenchymal Progenitor Cell (huMPC) therapy, bone marrow-derived Mesenchymal Progenitor Cells (hbMPC) therapy, embryonic stem cell-derived motor neuron progenitor cell therapy, and tumor stem cell targeted dendritic cell therapy.

In addition, our clinical trial protocols are proprietary, and we rely upon trade secret laws for protection of these protocols.

We intend to continue to vigorously pursue patent protection of the technologies we develop, both in China and under the PCT. Additionally, we require all of our employees to sign proprietary information and invention agreements, and compartmentalize our trade secrets in order to protect our confidential information.

Patents

The following is a brief list of our patents, patent applications and work in process:

	China Patents	Patent Cooperation Treaty (PCT)	Patents In- Licensed from U.S.
Work in Process	2	—	—
Patents Filed, Pending	12	3	9
Granted	9	—	—
Total	23	3	9

Generally, our patents cover technology, methods, design and composition of and relating to medical device kits used in collecting autologous cell specimens, cryopreservation of cells, purification, use of stem cells in a range of potential therapies, adipose tissue extraction, cell preservation and transportation, gene detection and quality control.

Joint Venture with California Stem Cell, Inc.

With CSC’s affiliate, CBMG has created a joint venture named China Cell Technology Ltd., a British Virgin Islands corporation (CCT), the purpose of which is to conduct clinical trials with hospitals in China, and develop and market therapies within Greater China.  Presently, activities under the joint venture relate to clinical trials and joint development of therapies based upon the use of motor neuron cells (MNP/NP).   The term of the joint venture runs for an initial term of ten years until September 8, 2021, and automatically renews for successive additional five year terms unless either party notifies the other party that it declines to renew no less than three months prior to the end of the current term.  Under our joint venture arrangement, we are obligated to pay a 2% royalty to CSC for sales derived from CSC in-licensed technology, and 5% of the post-listing net proceeds from the JV’s first public listing in the event that the JV itself conducts an initial public offering.

In the third quarter of 2012 we paid CSC’s affiliate a $1 million milestone payment for an exclusive license to MNP/NP technology within Greater China for the development of treatments and/or use of products in research, clinical trials, distribution, marketing and treatment of diseases and applications including dermatology and wound healing, neurological diseases, ophthalmology, inflammation and cardiovascular disease.  The license runs for an initial term of three years until July 9, 2015, and automatically renews for successive additional two year terms, unless either party notifies the other party that it declines to renew no less than three months prior to the end of the initial term or any renewal term.

In addition to the above, CBMG is collaborating with California Stem Cell Inc. (CSC) to develop cancer immunotherapy treatments based on TC-DC technology, initially for the development of therapies to treat HCC. This technology involves harvesting the patient’s dendritic cells, which are trained to trigger an effective immune response against cancer stem cells derived from the patient’s tumor.

CBMG plans to coordinate with CSC’s study and be ready to contribute investment in services, facilities and equipment, as required. We intend to formalize and clarify each respective party’s rights and responsibilities in the ongoing collaboration with CSC on these cancer programs, in the near future.

Additionally CBMG will seek to collaborate with other potential research partners in the development of other therapy candidates for different applications, or based on different technologies within the same applications.

In addition to support from CSC’s California-based team of scientists and medical professionals, we have built an experienced team capable of refining methodologies and protocols used in clinical applications, which includes R&D and manufacturing experts to maintain quality control and achieve rapid time to market.

Manufacturing

We manufacture stem cells for purposes of our own research, testing and clinical trials, however we are equipped to scale up and reproduce our manufacturing capacity to meet any future needs relating to commercial production.  CBMG has two cGMP clean-room facilities in Shanghai and Wuxi, China that meet international standards and have been certified by the Chinese State Food and Drug Administration (SFDA). Our facilities are operated by a manufacturing and technology team with more than 30 years of relevant experience in China, England, and the U.S.

In any precision setting, it is vital that all controlled-environment equipment meet certain design standards. To achieve this goal, our Shanghai cleanroom facility undergoes a top-to-bottom yearly calibration and validation from ENV Services, Inc., an ISO-accredited, US-based testing and certification company, and has received and maintained an ISO-14644 cleanroom certification. Additionally, our facilities have been certified to meet the ISO-9001 Quality Management standard by SGS Group, and accredited by the American National Bureau of Accreditation (ANBA). These cGMP facilities make CBMG the only company in China with facilities that have been certified by US- and Europe-based, FDA-authorized ISO accreditation institutions.

In total, our cGMP facilities have over 13,000 sq. ft. of cleanroom space with the capacity for eight independent cell production lines and a manufacturing capability for over 5,000 patients for autologous cell therapies per year. In addition, CBMG has two cell banks located in Shanghai and Wuxi facilities with a storage capacity to host more than 200,000 individual cell sources. There is also a 400 sq. ft. SFDA-standard products quality control center and an 800 sq. ft. laboratory with state of the art equipment.  Our cell banking services include collection, processing and storage of cells from patients. This enables healthy individuals to donate and store their stem cells for future personal therapeutic use.

Research and Development

Together with the technology underlying our six in-licensed U.S. patents and twenty-four trade secret clinical protocols we have an intellectual property (IP) platform containing what we believe includes the elements necessary to apply for and commercialize our product candidates in China, other than with respect to HCC.  We currently intend to formalize our ongoing collaborative arrangement with CSC and its affiliate with regard to co-development of HCC technology, which may involve our acquisition of additional license rights originating from CSC.  Our intellectual property counsel, Xu & Partners based in Shanghai, has reviewed our intellectual property portfolio and in June 2013 issued an unqualified legal opinion that we have freedom of operation with regard to certain proposed products or therapies.  We believe that to date we have built a well-developed IP platform, and going forward the work ahead involves continuing to narrowly develop application-specific IP.  Although we own substantial intellectual property, our greater focus is on commercialization, marketing and in-licensing.  Accordingly we believe that our R&D budget will be a relatively small component of our overall capital expenditures.

Planned Capital Expenditures

We currently have the capacity to produce up to 150,000 injections of allogeneic adipose stem cells, and to process a total of up to 5,000 autologous adipose derived stem cell specimens for use by each patient-donor. We also have eight cell manufacturing lines at our facilities in Wuxi and Shanghai, with cryogenic storage capabilities.  We believe we can expand our cryogenic storage capacity in the near term but may require additional cell lines to handle growing demand anticipated in the next few years. We duplicate the adipose cell storage between our Wuxi and Shanghai facilities for geographical diversification and risk mitigation. We believe that within the next three years, should we expand into other strategically located cities, it may cost CBMG approximately USD $3 to $5 million to build and equip each additional facility in a manner comparable to our Shanghai facility.

Competition

Many companies are working in the cellular biomedicine field.  In 2010 the U.S. Food and Drug Administration (FDA) approved the first cell therapy for Dendreon Corporation to apply an autologous cellular immunotherapy for the treatment of certain type of prostate cancer.  In May 2012 the Canadian authorities approved the first stem cell drug and granted Osiris Therapeutics’ manufactured stem cell product for use in the pediatric graft-versus-host disease.  To date there are over thirty publicly listed and several private cellular biomedicine focused companies outside of China with varying phases of clinical trials addressing a variety of diseases.  We compete with these companies in bringing cellular therapy to the market.  However, our focus is to develop core business in the China market.  This difference in focus places us in a different competitive environment from other western companies with respect to fund raising, clinical trials, collaborative partnerships, and the markets in which we compete.

The PRC central government has a focused strategy to enable China to compete effectively in certain designated areas of biotechnology and the health sciences.  Because of the aging population in China, China’s Ministry of Science and Technology (MOST) has targeted stem cell development as high priority field, and development in this field has been intense in the agencies under MOST.  For example, the 973 Program has funded a number of stem cell research projects such as differentiation of human embryonic germ cells and the plasticity of adult stem cells.  Currently China has a highly fragmented cellular medicine landscape.  Beike and Union Stem Cell are two large stem cell companies in China.  To the best of our knowledge, none of the Chinese companies are utilizing our proposed international manufacturing protocol and our unique technologies in conducting what we believe will be full compliant SFDA-sanctioned clinical trials to commercialize cell therapies in China.  Our management believes that it is difficult for most of these Chinese companies to turn their results into translational stem cell science or commercially successful therapeutic products using internationally acceptable standards.

We compete globally with respect to the discovery and development of new cell based therapies, and we also compete within China to bring new therapies to market.  The biotechnology industry, namely in the areas of cell processing and manufacturing, clinical development of cellular therapies and cell collection, processing and storage, are characterized by rapidly evolving technology and intense competition.  Our competitors worldwide include pharmaceutical, biopharmaceutical and biotechnology companies, as well as numerous academic and research institutions and government agencies engaged in drug discovery activities or funding, in the U.S., Europe and Asia. Many of these companies are well-established and possess technical, research and development, financial, and sales and marketing resources significantly greater than ours. In addition, many of our smaller potential competitors have formed strategic collaborations, partnerships and other types of joint ventures with larger, well established industry competitors that afford these companies potential research and development and commercialization advantages in the technology and therapeutic areas currently being pursued by us.  Academic institutions, governmental agencies and other public and private research organizations are also conducting and financing research activities which may produce products directly competitive to those being commercialized by us. Moreover, many of these competitors may be able to obtain patent protection, obtain government (e.g. U.S. FDA) and other regulatory approvals and begin commercial sales of their products before us.

The primary competitors in the field of cell therapy for liver diseases, osteoarthritis, and lupus include Beike, Cytori, American Biostem, NeoStem and others.  Among our competitors, to our knowledge only one (Beike) is based in and operates in Greater China.  Our field is highly competitive.  However, we believe we have a differentiated approach in that our cell lines involve a highly purified, active cell population, and our process of producing, extracting, storing and processing these cell lines, and their use in treatment, constitutes our closely-guarded intellectual property.

In the general area of cell-based therapies, we potentially compete with a variety of companies, most of whom are specialty medical products or biotechnology companies. Some of these, such as Baxter, Johnson & Johnson, Medtronic and Miltenyi Biotec, are well-established and have substantial technical and financial resources compared to ours.  However, as cell-based products are only just emerging as viable medical therapies, many of our most direct competitors are smaller biotechnology and specialty medical products companies. These include Advanced Cell Technology, Inc., Cytomedix, Inc., Arteriocyte Medical Systems, Inc., Athersys, Inc., Bioheart, Inc., Cytori Therapeutics, Inc., Genzyme Corporation, Harvest Technologies Corporation, Mesoblast, Osiris Therapeutics, Inc., Pluristem, Inc. and others.

Some of our competitors also work with adipose-derived stem cells.  To the best of our knowledge, none of these companies are currently utilizing the same technologies as ours to treat knee osteoarthritis (KOA), nor to our knowledge are any of these companies conducting government-approved clinical trials in China.

There are several cord blood-focused hematopoietic stem cell companies in China that may compete with our cellular biomedicine business in treating similar applications.  Outside of China there are companies such as Tigenix and Medipost which may compete with our targeted knee osteoarthritis (KOA) treatment.  We cannot with any accuracy forecast when or if any of these companies are likely to bring cell therapies to the China market.

Some of our targeted disease applications may compete with drugs from traditional pharmaceutical or Traditional Chinese Medicine (TCM) companies.  We believe that our chosen targeted disease applications are not effectively in competition with the products and therapies offered by traditional pharmaceutical or TCM companies.

We believe we have a strategic advantage over our competitors based on our ability meet cGMP regulatory requirements, a capability which we believe is possessed by few to none of our competitors in China, in an industry in which meeting exacting standards and achieving extremely high purity levels is crucial to success.  In addition, in comparison to the broader range of cellar biomedicine firms, we believe we have the advantages of cost and expediency, and a first mover advantage with respect to commercialization of cell therapy products and treatments in the Greater China market.

Employees – Biomedicine Business

As of the date of this current report, our biomedicine business has 32 full time employees in China and we are in the process of adding more clinical trial and medical specialists. 63% of our employees are holders of medical, technical or scientific credentials and qualifications, and 56% of our employees hold advanced degrees.

Facilities

Our corporate headquarters are located at 530 University Avenue in Palo Alto, California. We currently pay rent in the amount of $1,400 per month on a month-to-month basis. In addition we lease an aggregate of approximately 13,000 square feet of space to house our research and manufacturing facilities in Wuxi and Shanghai, China, and pay rent of approximately USD $31,000 per month for these facilities.  We believe at the present time, our premises are sufficient for our operations and near term growth plans.

Certain Tax Matters

Following the completion of our merger with EastBridge Investment Group Corporation (Delaware) on February 6, 2013, CBMG and its controlled subsidiaries (the “CBMG Entities”) became a Controlled Foreign Corporation (CFC) under U.S. Internal Revenue Code Section 957. As a result, the CBMG Entities are subject to anti-deferral provisions within the U.S. federal income tax system that were designed to limit deferral of taxable earnings otherwise achieved by putting profit in low taxed offshore entities. While the CBMG Entities are subject to review under such provisions, the CBMG Entities’ earnings are from an active business and should not be deemed to be distributions made to its U.S. parent company.

CBMG BVI’s effective tax rate ranges from approximately 12.5% to 24%. The effective tax rate of EastBridge Sub is approximately 39.5%.

BIOMEDICINE REGULATION

PRC Regulation

Our cellular medicine business operates in a highly regulated environment.  In China, aside from provincial and local licensing authorities, hospitals and their internal ethics and utilization committees, and a system of institutional review boards (IRBs) which in many cases have members appointed by provincial authorities, the stem cell industry is principally regulated by the Ministry of Health (MOH) and the State Food and Drug Administration (SFDA), of the central government.  “Medical technologies”, as the term is defined under PRC law, are regulated by the Chinese Medical Doctors Association (CMDA), the Chinese Medical Hospitals  Association, the Chinese Medical  Association of Medicine, and the Chinese Medical Association of Oral Medicine.

Generally, our industry is divided into two broad classifications – medical technologies and drugs. According to Policy published by the Ministry of Health (MOH) of China in Sept 2009, cell therapies based on stem cells and immune cells are classified as a Class III Medical Technology, resulting in a regulatory process that is less vigorous than that for chemical and biological drugs which require preclinical data and three phases of clinical trials. Instead, Class III therapies typically require only safety phase and efficacy phase clinical studies. Since that time, the MOH had been looking to regulate cell therapies based on the source of origin of the cells: autologous cells (patient’s own cells) or allogeneic cells (from other donors). In 2011, the MOH reiterated that therapies using somatic cells (i.e. internal organs, skin, bones, blood and connective tissue, which includes immune cells) and autologous stem cell therapies are to be treated as a Class III Medical Technology, which generally requires institutional review board (IRB) review, plus a two phase trial to test for safety and efficacy. The MOH further stated that allogeneic stem cell therapies are to be classified as drugs, which require more stringent clinical trials, a pre-clinical study, more stringent IRB review, and a three-phase clinical trial.

In December 2011 the PRC central government declared a national moratorium which prevents any company from actually marketing and implementing cell therapies, while the central government considers and constructs a new set of rules and determines lines of authority among government agencies to regulate this new industry. We note however, that the moratorium appears to apply to cell therapeutics, and not immunotherapy, which may not necessarily affect the development of our HCC liver cancer therapy candidate. We also note that the moratorium bars marketing and implementation of products, treatments and therapies, but does not prevent the advancement of research, studies or development of potential products, treatments or therapies. Accordingly, we interpret the moratorium as a bar on marketing and use, but not a prohibition on conducting clinical trials, although we believe the practical effect of the moratorium has been to temporarily slow or halt applications for new clinical trials based on stem cell technology. Furthermore, in the first quarter of 2013 the MOH formally approved and accepted our clinical trial applications for HCC and KOA.

The central government has declared stem cell technology to be a part of China’s national long-term scientific and technological development plan from 2006 to 2020. The government has also announced its intention to release new laws to regulate our industry, which are soon anticipated to be codified into law.

In the first quarter of 2013, China’s MOH and the State Food and Drug Administration (SFDA) released proposed draft regulations governing the management of stem cell clinical trials, and quality control for stem cell preparations and pre-clinical research. As of the date of this current report, according to these proposed regulations (which so far have not been codified), all proposed clinical trials on stem cells would be:

●	Subject to prior review by the ethics committees of participating hospitals;

●	Sponsors would be required to submit informed consent forms, a safety evaluation, research protocols and information concerning the qualifications of the principal investigators;

●	Sponsors would be required to submit information concerning the production of the investigational stem cell products; and

●	Only hospitals certified by the SFDA would be allowed to serve as sites for such trials.

In anticipation of the definitive enhanced regulations, and prior to the publication of the draft regulations, we have pursued and obtained review and approval from participating hospital ethics committees in preparation for our KOA and HCC liver cancer clinical trials. Borrowing from U.S. Clinical trial protocols and practices, CBMG has collected patient’s informed consents, documented research protocols, and has assembled a well-qualified team of specialists and principal investigators. CBMG is prepared to submit information concerning the production of the investigational stem cell products from our SFDA- and ISO-certified facility in Shanghai. Since the effective date of the moratorium on the marketing and use or implementation of new stem cell products, treatments and therapies, we believe no additional hospitals have been certified by the SFDA as trial sites. CBMG believes that upon implementation of pending regulations, its partner hospitals would be fit to apply and be certified by the SFDA as stem cell trial sites.

We believe cell therapy technologies are likely to be regulated in China according to three categories:

Type of Cell	Classification	Regulatory Authority

Somatic/Immune Cells	Medical Technology	Chinese Medical Doctors Association (CMDA)
Autologous Stem Cells	Medical Technology	Ministry of Health (MOH)
Allogeneic Stem Cells	Drug	State Food and Drug Administration (SFDA)

Management believes that publication by the SFDA and the MOH of proposed regulations is a very significant event paving the way for development of regenerative medicine in China. We believe our operations are structured and prepared to meet the highest regulatory standards applied worldwide across our industry, and accordingly we believe CBMG is well-positioned to become a leading stem cell clinical trial sponsor within China. We also believe that the PRC government will move toward more stringent regulatory standards, which if implemented, would raise the barriers to entry for our industry, and provide advantages to certain firms including ours which are capable of meeting elevated standards. It is not possible to predict the content of the final regulations that will ultimately be adopted. From inception to the present, we have diligently complied with U.S. standards in designing our clinical trials with our independent Clinical Research Organization. Furthermore, we have been relying on China’s proposed shortened timeline for Class III Medical Technologies with regard to our KOA and HCC liver cancer clinical trials. While we cannot predict whether the draft regulations will be implemented verbatim and in accordance with the proposed adoption date of May 1, 2013, the eventual final regulation may have an adverse effect on our near term commercialization schedule. Until the regulations are finalized and published, we cannot predict the exact impact they may have on our business. Nonetheless, we are continuing to advance our work relating to our KOA and HCC liver cancer clinical trials.

Clinical Trials in China – Current Process for Medical Technologies

At present, despite the moratorium declared in December of 2011 (and prior to enactment of the rule changes that are expected as described above), clinical trials for Medical Technologies are regulated by the Ministry of Health (MOH) according to the rules in effect prior to the moratorium.  Under those rules, the MOH has designated four offices any of which may serve as the approval authority with respect to trials: the Chinese Medical Doctor Association, Chinese Hospital Association, Chinese Medicine Association, and Chinese Oral Medicine Association.  Sponsoring firms pursuing regulatory approval for product or therapy candidates will select a qualified hospital to serve as the trial investigator and site for the trials, and jointly file an application at the office of one of the four designated approval authorities, which then serves as regulatory examiner.  Applications for clinical trials will have varying requirements depending on the product or therapy being investigated, and will generally require pre-clinical studies, a clinical trial protocol, and supporting documentation.  The sponsoring firm must also obtain approval and clearance for administering the product or therapy, from the research and ethics committee of the hospital functioning as principal investigator in the trial.  The sponsoring firm will generally recruit a good clinical practice (GCP)-compliant contract research organization (CRO) to monitor the trial, file reports including those regarding severe adverse effects (SAEs), and collect and compile data.  The process is reiterated with respect to each of the required trial phases, each designed to assess safety and efficacy.  Results of the clinical trials are submitted to the applicable Medical Technology regulatory examiner for approval.

Although we are proceeding in accordance with the above framework, specifically for KOA (an autologous medical technology) and HCC (an autologous immunotherapeutic medical technology), the MOH and other relevant central government agencies may act without notice to reclassify various stem cell technologies, therapies, products and/or treatments, which may alter the clinical trial process for subject matter that was previously regarded as Medical Technologies.

PRC Operating Licenses

Our business operations in China are subject to customary regulation and licensing requirements under regulatory agencies including the local Administration for Industry and Commerce, General Administration of Quality Supervision, Inspection and Quarantine of the People’s Republic of China, and the State Administration of Taxation, for each of our business locations. Additionally our clean room facilities and the use of reagents is also regulated by local branches of the Ministry of Environmental Protection. We are in good standing with respect to each of our business operating licenses.

U.S. Government Regulation

The health care industry is one of the most highly regulated industries in the United States. The federal government, individual state and local governments, as well as private accreditation organizations, oversee and monitor the activities of individuals and businesses engaged in the development, manufacture and delivery of health care products and services. Federal laws and regulations seek to protect the health, safety, and welfare of the citizens of the United States, as well as to prevent fraud and abuse associated with the purchase of health care products and services with federal monies. The relevant state and local laws and regulations similarly seek to protect the health, safety, and welfare of the states’ citizens and prevent fraud and abuse. Accreditation organizations help to establish and support industry standards and monitor new developments.

HCT/P Regulations

Manufacturing facilities that produce cellular therapies are subject to extensive regulation by the U.S. FDA. In particular, U.S. FDA regulations set forth requirements pertaining to establishments that manufacture human cells, tissues, and cellular and tissue-based products (“HCT/Ps”). Title 21, Code of Federal Regulations, Part 1271 (21 CFR Part 1271) provides for a unified registration and listing system, donor-eligibility, cGTP, and other requirements that are intended to prevent the introduction, transmission, and spread of communicable diseases by HCT/Ps. While we currently have no plans to conduct these activities within the U.S., these regulations may be relevant to us if in the future we become subject to them, or if parallel rules are imposed on our operations in China.

We currently collect, process, store and manufacture HCT/Ps, including manufacturing cellular therapy products. We also collect, process, and store HCT/Ps. Accordingly, we comply with cGTP (current Good Tissue Practices) and with the cGMP guidelines that apply to biological products. Our management believes that certain other requirements pertaining to biological products, such as requirements pertaining to premarket approval, do not currently apply to us because we are not currently investigating, marketing or selling cellular therapy products in the U.S. If we change our business operations in the future, the FDA requirements that apply to us may also change.

Certain state and local governments within the U.S. also regulate cell-processing facilities by requiring them to obtain other specific licenses. Certain states may also have enacted laws and regulations, or may be considering laws and regulations, regarding the use and marketing of stem cells or cell therapy products, such as those derived from human embryos. While these laws and regulations should not directly affect our business, they could affect our future business. Presently we are not subject to any of these state law requirements, because we do not conduct these regulated activities within the U.S.

CONSULTING SERVICES BUSINESS

About EastBridge Investment Corp.

Cellular Biomedicine Group, Inc., a Delaware corporation (formerly known as EastBridge Investment Group Corporation), was originally incorporated in the State of Arizona on June 25, 2001 under the name ATC Technology Corporation. ATC Technology Corporation changed its corporate name to EastBridge Investment Group Corporation in September 2005 and shifted its business to providing finance-related services in Asia, with a focus on China.  On February 5, 2013, the Company formed a new Delaware subsidiary named EastBridge Investment Corp. (“EastBridge Sub”). Pursuant to a Contribution Agreement by and between the Company and EastBridge Sub dated February 5, 2013, the Company contributed all assets and liabilities related to its consulting services business, and all related business and operations, to its newly formed subsidiary, EastBridge Investment Corp.

Our business plan for our consulting services division aims to provide financial structure planning and guidance for capital raising transactions, whether in the form of public offerings, joint ventures, or financial advisory services, to small-to-medium-sized businesses in Asia and the United States. Through our EastBridge Sub, we manage our clients’ investor relations services, public relations services, and render advice on marketing, sales, and strategic planning. EastBridge Sub provides clients with valuable information about various U.S. stock markets, and their general entry requirements, as well as information about U.S. investors before clients become reporting companies. Through EastBridge Sub, we also serve as consultants and advisors to these companies to obtain loans, find business partners, find merger candidates or assist with feasibility studies.

The target clients for our consulting services are mostly in the Chinese territories and other Asian countries as well as the United States. We search for companies our management believes have viable business strategies which have potential for raising capital in U.S. markets. Though we focus on opportunities that management believes will create value for both our shareholders and clients, we cannot provide any assurance that such opportunities will create value for our shareholders, or otherwise increase the value of their investment in the Company.

Our consulting business sector derives income from the following:

●	Cash fees and stock equities received as compensation from clients for our listing service

●	Revenues from operating joint ventures with operating companies generating cash flows; and

●	Fees earned in providing bridge loans to small companies through U.S. lending sources.

Competition - Consulting Services

At this time, our management is unaware of any other companies that offer similar services to smaller companies with the same focus in Asia or in the United States but we are aware that this service is presently provided by individuals on a piecemeal basis. We believe that large investment firms cannot obtain the fees from smaller companies they are capable of generating from the larger Asian or American companies. Smaller consulting or investment companies may lack the resources to penetrate the barriers to raising capital because of geographical, political, linguistic, cultural, or economy-of-scale reasons. However, the major brokerage and financial service companies, as well as some smaller companies, have advertising and marketing capabilities which may be accessed by smaller Asian and American companies.

As higher returns on investment in Asia and in the United States become available, these returns will most likely attract new competitors.

Government Approval and Regulation - Consulting Services

We face risks posed by any adverse laws and regulations affecting our consulting business or our clients and future treaties or regulations that may be enacted by the U.S. or foreign governments. In order to conduct its business, EastBridge Sub is required to obtain some or all of the following licenses, approvals and/or concessions from each country it is in: business registration, tax certificate, right to conduct business certificate, employment approval, residency approval, asset appraisal, acquisition approval, import/export license and foreign remission approval. There is no assurance that EastBridge Sub will obtain or maintain any of the approvals and licenses when it is required to do so.

EastBridge Sub is also subject to potential U.S. regulations concerning the consulting services that it provides. Neither the Company nor EastBridge Sub is registered as an investment adviser, an investment company or banking institution, or a registered broker-dealer. In the event EastBridge Sub is required to obtain any such registrations, it could prevent EastBridge Sub from conducting its business. However, in anticipation of our business development, we are considering to have EastBridge Sub become a broker-dealer and obtain the necessary licenses and government approvals to operate as a broker-dealer. However, there is no assurance if the aforesaid plan will be carried out, or if so, will be successful.

EastBridge Sub had undergone an audit by the Internal Revenue Service related to employment tax liability for the 2006-2008 tax years, and depending on the outcome of the audit, EastBridge Sub may be subject to additional taxes. An assessment of additional taxes plus penalties and interest have been recorded in the financial statements as of December 31, 2012.

Strategies for Our Consulting Services Business

The primary business strategy of EastBridge Sub for the consulting services business is to use its extensive network of Chinese and U.S. contacts to locate investment and merchant banking companies, business consultants, marketing firms, investor and public relations firms, appropriate exchanges, markets and market makers, attorneys and accountants capable of helping emerging growth Asian and American companies develop the infrastructure and expertise to (i) obtain access to private and public U.S. capital markets; (ii) expand their businesses in both their native Asian market and the U.S. market (if viable for export); and (iii) develop capital through capital raising and expansion. Target clients are mostly located in China, Hong Kong, Australia and in the United States, where the focus is on high growth companies where the expected return can be realized within a one to two year period and the potential gain is substantial for us and our clients. We generally seek transactions in which substantial opportunities exist for business growth. Keith Wong (President and Chief Executive Officer of EastBridge Sub) and Norman Klein (Chief Financial Officer, Chief Operating Officer and Investor Relations Officer of EastBridge Sub) each have over twenty years of experience in the industrial, sales and financial industries. Mr. Wong is fluent in both Mandarin and Cantonese and is able to overcome cultural barriers as a result of having lived and worked for many years in both China and the U.S. Our management has the background to understand a client’s business quickly and is able to take fast and decisive actions to achieve business opportunities for our clients due to our smaller size. We offer U.S. companies the opportunity to expand into the Chinese market. EastBridge Sub’s Beijing office will assist U.S. companies to execute distribution and/or manufacturing agreements or other joint venture partnerships to distribute and/or manufacture products and/or provide services in China.

EastBridge Sub currently has twelve (12) clients that we are assisting with becoming listed on a U.S. stock exchange or over-the-counter (OTC) market and/or obtaining a joint venture partner in the Far East and/or introducing the client to a broker/dealer or investment banker which helps them raise working capital for business expansion. For the clients that aim to become listed in the U.S., EastBridge Sub provides assistance to clients and their investment bankers, attorneys and accountants with the auditing and legal processes to register with the U.S. Securities and Exchange Commission (the “SEC”) and help locate broker dealers to begin trading their stock on a United States stock market or exchange. EastBridge Sub clients often become public companies in the U.S. by conducting a direct registration process with the SEC. However, some find a U.S. “shell’ company and conduct a reverse merger. Once a client is registered as a public company and its stock begins trading in the U.S., the value of the stock in that client is recorded as revenue for that quarter and as an asset on our balance sheet.  EastBridge Sub typically receives a 10% to 20% equity position in a client as consideration for consulting services along with cash consulting fees.

Overview of Current Clients and Subsidiaries

EastBridge Sub provides consulting services through our agreements to the clients set forth below:

Wonder International Education and Investment Group Corporation / Wenda Education

Wonder offers professional and vocational educational programs to assist post junior high and high school students to improve their skills for higher paying jobs. Wonder offers programs mainly in the computer related IT sectors such as network design, hardware technology, computer graphics, CAD, animation, network database and network security. Wonder filed a Form S-1 registration statement with the SEC on December 9, 2009, which was declared effective by the SEC on January 6, 2011. Wonder’s PCAOB-registered accounting firm has recently completed its fieldwork for its 2012 audit and we plan to assist Wonder with its 10-K (annual report) filing for 2012. EastBridge Sub assisted Wonder in seeking a listing for its common stock on the OTC markets.Wonder became quoted on the OTCQB and OTCBB markets in July, 2012. EastBridge Sub (formerly "EastBridge Investment Group Corp." prior to the Merger) received 3,412,194 shares of common stock of Wonder International Education & Investment Group Corporation (“Wonder”) as compensation of services provided by EastBridge Sub to Wonder.

Tsingda Education Company

Tsingda provides tutoring and education services to elementary, junior high and high school students in China. We consulted with Tsingda in connection with its audit, its merger into a Cayman Island shell, a private placement capital raise of $9.6 million, and the legal process for its registration with the SEC and we are currently assisting Tsingda with its proposed public capital raise and listing on AMEX. Tsingda’s initial registration statement on Form S-1 and its secondary registration statement for its PIPE investors were declared effective on March 4, 2011. Tsingda’s PCAOB auditor has completed its 2010 audit and Tsingda has filed its first 10-K annual report.  Tsingda used Maxim Group LLC, a New York based investment banker, for its private placement during the fall of 2010. EastBridge Sub introduced Tsingda to Maxim and assisted Tsingda with preparing for the capital raise process. EastBridge Sub received 2,079,740 ordinary shares of Tsingda as compensation of services provided by EastBridge Sub to Tsingda.

AREM Pacific Corporation

Arem Pacific is in the real estate development and hospitality business. Arem purchased a real estate development company in 2010 and plans to purchase property in China and Australia. Arem is also exploring opportunities in the marine, hotel and entertainment industries of Australia and China. Arem is currently working on its 2011 and 2012 audit with a PCAOB audit firm from the United States. EastBridge Sub has a listing agreement with Arem and we are assisting Arem with its audit and with the SEC legal process to begin reporting as a U.S. public company. We will also assist Arem with locating an investment banker for a capital raise in the near future. For our services, we have received a cash fee in 2010 and we own an equity position in Arem.  We beneficially own 21,725,000 shares of Arem Pacific stock. EastBridge Sub received these shares in May, 2012.

During July 2007, we organized Nanotec, Inc. (“Nanotec”) a wholly owned subsidiary of CBMG. On July 11, 2007, we distributed 5% of Nanotec’s equity to our shareholders of record on that date. As of November 8, 2007, Arem Wines merged with Nanotec, Inc. Under the terms of the merger, the new stock ownership structure is as follows: 15% owned by CBMG, 5% owned by CBMG shareholders, and 80% owned by Arem Wines’ beneficiaries. The name of the merged company was Arem Group, Inc. During 2008, Arem Group signed a Listing Agreement with CBMG to take its U.S. subsidiary public in the U.S. and to list it on a U.S. stock exchange.

As of September 2008, the Arem Group has been dissolved. A new company called Arem Pacific Corporation was formed with a new set of directors and officers along with a new ownership structure. EastBridge Sub continues to own an equity position in Arem Pacific Corporation and our shareholders at the time received shares equal to 5% of the then outstanding shares of this new entity due to the stock dividend declared on July 11, 2007.

Hangzhou Dwarf Technologies Ltd.

Dwarf Technologies is an internet services company in China. We signed a listing agreement on July 26, 2010 with Dwarf. We have consulted with Dwarf on its 2009 and 2010 audit, which was conducted by a PCAOB audit firm, and on the SEC legal process to file a registration statement and begin reporting as a U.S. public company. Dwarf filed its first registration statement in August, 2011. EastBridge Sub intends to further consult with Dwarf with its listing process on a U.S. stock exchange or over-the-counter (OTC) market once it becomes a reporting company. For our services, we received cash fees and an equity position in Dwarf of 15%. EastBridge Sub received 3 million shares of Dwarf in August, 2011. To date, we have received a down payment of the cash fees owed to us for our services.  EastBridge Sub declared a stock dividend (300,000 shares) to our shareholders with a record date of November 30, 2011.

LongWen Meda Holding Corporation

LongWen is a holding company with two manufacturing subsidiaries, located in Hangzhou, China. The holding company is engaged in the multi-media business. The manufacturing subsidiaries are in the piping/faucets/valve manufacturing business. We signed listing agreements with the holding company and the subsidiaries in September, 2011. We are assisting LongWen with its 2011 and 2012 audits which are being conducted by a PCAOB firm. EastBridge Sub will also assist LongWen with its SEC legal process to file a registration statement and begin reporting as a U.S. public company. EastBridge Sub will also assist LongWen with their listing process on a U.S. stock exchange or over-the-counter (OTC) market once it is cleared by the SEC. For our services, we will receive cash fees and an equity position in LongWen of 25%. We expect to receive our shares before LongWen’s first registration statement is filed with the SEC.

Alpha Lujo, Inc.

Alpha Lujo, Inc. is listed on the Over the Counter Bulletin Board (OTCBB – “ALEV”). We assisted Alpha Lujo’s management with the purchase of its initial “shell” company, called E-Global Marketing, which was listed on the OTCBB. EastBridge Sub also assisted in the eventual name change of the company to Alpha Lujo, Inc. and we are assisting them with a merger of an Australian company in the electric vehicle business. For our services, we received 2,142,350 shares of Alpha Lujo common stock in December 2010.

Alpha Green Energy Company

On February 19, 2009, we entered into a listing agreement with Alpha Green Energy Company, a company based in Phoenix, Arizona. Alpha Green is a holding company that owns a subsidiary in Guizhou, China. The subsidiary’s main business is electricity production using renewable bio-mass from the agricultural industry in China.

In September 2009, Alpha Green purchased Fiber One, our subsidiary in Hong Kong, for a cash fee. Alpha Green has filed a Form S-1 to become a public company in the United States, which included an audit for fiscal years 2007 and 2008. Alpha Green is currently developing a new business model and strategy.  EastBridge Sub is currently working with a PCAOB-registered accounting firm and with Alpha Green to complete their 2011 and 2012 audit report including financials and footnotes. For our services, we will receive a cash fee plus an equity position in Alpha Green if and when it gets listed on a U.S. stock exchange or over-the-counter market. EastBridge Sub has received a down payment of the cash fee for the purchase of Fiber One by Alpha Green and for our consulting services. We will receive the balances of the cash fees for its services and for the purchase of Fiber One along with an equity position if and when Alpha Green is listed on a U.S. stock exchange or over-the-counter market. We declared a stock dividend of the Fiber One shares to our shareholders of record as of June 11, 2007. Since 95% of the outstanding Fiber One stock was purchased by Alpha Green, the stock dividend will now apply to Alpha Green stock.

As of December 31, 2012, we have not issued any Alpha Green stock to our shareholders for the stock dividend declared for our CBMG shareholders.

Fizza, LLC

Fizza, LLC is a U.S. based beverage company that provides a healthy beverage option for school aged children in U.S. schools. We are assisting Fizza in finding broker dealers and venture capitalists to help Fizza raise capital to complete product approvals and to startup its production process. We assisted in providing “seed capital” to Fizza to help it obtain FDA approval of its product.  We have and will receive consulting cash fees along with an equity position in Fizza for its services.

International Air Medical Services, Inc (IAMS)

IAMS is an air ambulance company located in Scottsdale, Arizona. IAMS provides long range jets to help transfer patients from one city to another. We signed a consulting agreement in the fall of 2011 to assist IAMS in raising capital to expand its business by opening regional offices in other parts of the country. We have also signed listing and joint venture agreements with IAMS to assist IAMS in becoming a public company in the U.S. and obtain a listing on an over-the-counter (OTC) market. We intend to assist IAMS to expand its business into the Far East by finding a joint venture partner. EastBridge Sub is currently looking for investors who will provide the capital needed for IAMS to expand its business and fund its working capital. EastBridge Sub is also preparing IAMS for its 2011 and 2012 audit, which will be conducted by a PCAOB auditor. EastBridge Sub will also consult with IAMS on its SEC legal process and its filing of a registration statement with the SEC in the near future. In exchange for rendering consulting services, EastBridge Sub will receive cash fees and an equity position in IAMS of up to 10%. EastBridge Sub will receive shares of IAMS stock before the first filing of its registration statement.

PhotoFunds, Inc.

We signed a listing agreement with PhotoFunds, Inc. in March, 2012.  PhotoFunds provides photography services to U.S. schools and is located in New Jersey. We will also consult with the company on their SEC legal process and registration filings with the SEC. Finally, we will assist the company with obtaining a listing on an over-the-counter (OTC) markets. For our services, we will receive consulting cash fees and an equity position (10%) in Photofunds. We expect to receive stock in the company before the first registration statement is filed with the SEC.

Golden Gate Enterprises, Inc.

We signed a listing agreement with Golden Gate Enterprises, Inc. (GGE) in July, 2012. GGE manufactures and distributes on-demand digital merchandizing products and is headquartered in Minnesota. We will provide consulting assistance to GGE in becoming a public company and being listed on a U.S. OTC market.  We will assist the company with its SEC legal process and registration filings. For our services, we will receive cash fees and an equity position (8%) in GGE. We expect to receive stock in the company before the first registration statement is filed with the SEC.

Questus Foods, Inc.

We signed a listing agreement with Questus Food, Inc., a New York based firm, in February, 2013. Questus Foods is a holding company with minority stakes in several food and beverage manufacturers, all located in the United States. We are providing consulting services to Questus to assist them becoming a public company and being listed on a U.S. OTC market. We will assist the company with its SEC auditing and legal processes and registration filings. For its services, EastBridge Sub will receive cash fees and an equity position (8%) in Questus. We are expected to receive stock in the company before the first registration statement is filed with the SEC.

Other Clients of EastBridge Sub

Our written listing agreements with the following companies have expired beginning in 2008 and continuing through January 1, 2013: Dafeng, Kaida, Huang Wei, Ning Guo, Tianjin Heavy Steel, Beijing Power Company, Ginko, HaoHei Media, Ji-Bo, Aoxing, Yewo, JKZ, Strayarrow, Long Whole Enterprises, Golden Eagle Automobile Dealerships and American C&D. EastBridge Sub has postponed our services for an indefinite period of time and there is a possibility that we will not provide any further consulting services to these companies. No fees were returned by EastBridge Sub to these clients as part of the termination of these agreements or the postponement of services under our listing agreements with them.

General Farms Corporation (a former subsidiary)

On November 27, 2007, we organized General Farms Corporation (“General Farms”) as a wholly owned subsidiary of the Company. A stock dividend of 5% of General Farm’s common stock, or 10,000,000 shares, was declared for the benefit of our shareholders of record as of November 16, 2007. General Farms owns no assets and conducts no business operations of its own. This subsidiary was dissolved in 2012.

Energy Corporation (a former subsidiary)

On November 27, 2007, we formed Energy Corporation (“Energy”) as a wholly owned subsidiary of the Company. On December 28, 2007, EastBridge Sub announced that it would distribute a dividend consisting of 5% of Energy Corporation’s common stock (10 million shares), on a pro-rata basis to its shareholders; however, the dividend was cancelled and no shares distributed. Energy owns no assets and conducts no business operation of its own. This subsidiary was dissolved in 2012.

China Properties Corporation (a former subsidiary)

On November 27, 2007 we formed China Properties Corporation (“China Properties”) as a wholly owned subsidiary of the Company. Although EastBridge Sub declared a dividend to distribute shares constituting 5% of the outstanding shares of China Properties’ (10,000,000 shares), on a pro-rata basis to our shareholders of record on November 30, 2007 the dividend was cancelled and no shares were distributed. This subsidiary was dissolved in 2012.

Dispositions of Client Shares

Wonder International Education and Investment Group Corporation/Wenda Education

Among the 3.4 million shares received by EastBridge Sub as compensation for services, 699,875 shares of Wonder’s common stock were distributed to all of EastBridge Sub shareholders of record on July 31, 2009 (the “Wonder Dividend Shares”), on a pro rata basis, and 200,000 shares were sold to one purchaser in a privately negotiated transaction pursuant to a purchase agreement in 2009. The Wonder Dividend Shares were registered on a registration statement on Form S-1 (file number 333-163635), as amended, which was initially filed by Wonder with the Commission on December 9, 2009 and declared effective by the Commission on January 6, 2011. The registration statement, as amended, also disclosed the proposed distribution of Wonder Dividend Shares to EastBridge Shareholders. EastBridge Sub obtained approval from FINRA for the distribution of Wonder Dividend Shares on February 23, 2011 and completed the distribution on or about March 31, 2011.  As shareholders of EastBridge Sub on the record date, Mr. Wong received 152,397 Wonder Dividend Shares and Mr. Klein received 26,398 Wonder Dividend Shares as part of the aforesaid dividend. None of these Wonder Dividend Shares have been sold by either Mr. Wong or Mr. Klein.

A total of 70,000 shares of Wonder common stock had been sold and/or transfered to service providers and investors as of December 31, 2012 presented in the table below.

Securities Transferred	Transferee	Value (consideration received)	Description

20,000 Wonder common stock	Investment relations (CSIR)	$50,000	A privately negotiated transfer of shares of Wonder common stock in lieu of a payment of an outstanding liability with CSIR Group LLC, an investment relations company.

50,000 Wonder common stock	Consultant (Cheng)	$69,500	A privately negotiated transfer of shares of Wonder common stock in lieu of a payment of an outstanding liability with Zhenwen Cheng, an independent consultant.

EastBridge Sub continues to assist Wonder with its investor relations advisor work to increase awareness of Wonder in the U.S. investment community.  As of December 31, 2012, the Company had sold 1,600 shares of Wonder on the open market.

Tsingda Education Company

Among the 2,079,740 shares received by EastBridge Sub, 300,018 shares of Tsingda’s ordinary shares were distributed to all of EastBridge Sub shareholders of record on March 15, 2010 (the “Tsingda Dividend Shares”), on a pro rata basis. The Tsingda Dividend Shares were registered on a registration statement on Form S-1 (file number 333-170885), as amended, which was initially filed by Tsingda with the Commission on November 30, 2010 and declared effective by the Commission on March 4, 2011. The registration statement, as amended, also disclosed the proposed distribution of Tsingda Dividend Shares to EastBridge Sub Shareholders. EastBridge Sub obtained approval from FINRA for the distribution of Tsinda Dividend Shares on August 17, 2011 and completed the distribution on or about September 30, 2011. As shareholders of EastBridge on the record date, Mr. Wong received 106,275 Tsingda Dividend Shares and Mr. Klein received 22,327 Tsingda Dividend Shares as part of the aforesaid dividend. Messrs. Wong and Klein, sold all of these Tsingda shares to MA Platform Inc., the largest shareholder of Tsingda on December 17, 2012 through a privately negotiated and consummated transaction not involving a sale in the public markets and not involving a public solicitation (as described below). The shares were sold for $2.30 per share.

On December 14, 2011, we entered into a Stock Purchase Agreement with An Lingyan, an individual residing in the People’s Republic of China. Pursuant to the Agreement, the Company sold 500,000 ordinary shares of Tsingda to An Lingyan in exchange for a cash payment of $600,000.

On December 17, 2012 we entered into a Stock Purchase Agreement with Zhang, Hui and MA Platform, Inc. Pursuant to the Agreement, the Company sold the remaining 1,189,994 ordinary shares of Tsingda the Company held along with an additional 234,135 ordinary shares of Tsingda held by shareholders of the Company, to Zhang, Hui and MA Platform, Inc. in exchange for a cash payment of $3,275,497, of which $2,736,986 will be retained by EastBridge Sub. This transaction completes our engagement with Tsingda.

A total of 113,478 shares of Tsingda common stock had been sold and/or transfered to service providers and investors as of December 31, 2012 presented in the table below.

Securities Transferred	Transferee	Value (consideration received)	Description

23,750 Tsingda common stock	Shareholder (Ong)	$38,000
Tsingda common stock held by the Company, transferred to a shareholder in a privately negotiated transaction in exchange for cash.  This transaction occurred before quoted prices were available, and accordingly the securities were valued based upon the consideration received.

3,125 Tsingda common stock	Shareholder (Graves)	$5,000
Tsingda common stock held by the Company, transferred to a shareholder in a privately negotiated transaction in exchange for cash. This transaction occurred before quoted prices were available, and accordingly the securities were valued based upon the consideration received.

23,050 Tsingda common stock	Attorney (Luciano)	$57,500	A privately negotiated transfer of shares of Tsingda common stock in lieu of a payment of an outstanding liability with Daniel Luciano, a securities compliance attorney.

63,553 Tsingda common stock	Auditor (Jeffery & Associates)	$213,000	A privately negotiated transfer of shares of Tsingda common stock in lieu of a payment of an outstanding liability with Jeffrey & Associates.

Directorships and Other Relationships with Clients

Norm Klein is currently a Director of Alpha Lujo, Inc. (“Alpha Lujo”) and was a Director of Tsingda eEDU Corp. (“Tsingda”), having resigned from such position on December 19, 2012.  EastBridge Sub is unaware of any sales of shares of our client’s stock that it owns, to any officers of EastBridge Sub’s clients.  Keith Wong and Norm Klein, both officers and directors of EastBridge Sub, have received shares of its client’s stock (Wonder International and Tsingda) as a dividend on a pro rata basis contemporaneously with all other shareholders.  Tony Tam, a past employee of EastBridge Sub’s consulting business also received dividend shares in both Wonder International and Tsingda, and had a prior business relationship with these clients.  Chris Klein, a contractor currently working with EastBridge Sub’s consulting business, received dividend shares in both Wonder International and Tsingda, and has had a prior business relationship with these clients.  Except as stated above, we are not aware of any other relationships between our stockholders and our clients.

Employees in our Consulting Services Business

As of March 2013, EastBridge Sub has three full-time employees, all of whom are in the United States.

ITEM 5.01. CHANGES IN CONTROL OF REGISTRANT

As described in Items 1.01 of the Original Filing and 2.01 above, which disclosures are incorporated into this Item 5.01, on February 6, 2013, we merged with Cellular Biomedicine Group Ltd., a British Virgin Islands corporation (CBMG BVI), a biomedicine company, pursuant to the Merger Agreement. In accordance with the Merger Agreement, on the closing date of February 6, 2013, the former shareholders of CBMG BVI were issued 3,638,932 shares of common stock of the Company (then named “EastBridge Investment Group Corporation”) constituting approximately 70% of the outstanding stock of EastBridge on a fully-diluted basis. The EastBridge stockholders at the time of closing retained approximately 30% of the Company on a fully-diluted basis. The conversion ratio applied in the merger was .020019 shares of EastBridge for each one share of CBMG BVI. Immediately following the closing of the Merger, the Company had approximately 5.2 million shares of common stock, and no preferred stock outstanding. CBMG BVI became a wholly-owned subsidiary of the Company, and the business and assets of the pre-merger EastBridge Investment Group Corporation were contributed to another wholly-owned subsidiary named “EastBridge Investment Corp.”, a Delaware corporation. Effective on March 5, 2013, the (parent holding) Company changed its name to “Cellular Biomedicine Group, Inc.”

Security Ownership of Certain Beneficial Owners and Management

The following sets forth beneficial ownership of our common stock immediately prior to, and after giving effect to the Merger. The information includes beneficial ownership by (i) holders of more than 5% of the outstanding common stock, (ii) each of our directors and executive officers and (iii) all of our directors and executive officers as a group. Except as noted below, to our knowledge, each person named in the table has sole voting and investment power with respect to all shares of our common stock beneficially owned by them. As of February 14, 2013 (post-merger), we had 5,341,045 shares of common stock and no shares of preferred stock outstanding. Except as otherwise indicated below, the address for each listed beneficial owner is c/o Cellular Biomedicine Group, Inc., 530 University Avenue, #17, Palo Alto, California 94301.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned Immediately Preceding Merger	Percent of Class Immediately Preceding Merger	Shares of Common Stock Beneficially Owned Immediately Following Merger	Percent of Class Immediately Following Merger

Named Executive Officers and Directors

Wen Tao (Steve) Liu Chief Executive Officer and Chairman of the Board	-	-%	120,115	2.25%

Wei (William) Cao President, Chief Operating Officer and Director	-	-%	122,518	2.29%

Andrew Chan Chief Financial Officer and Secretary	-	-%	124,535	2.33%

Tony Liu (3) Director	-	-%	-	-%

Keith Wong (2) Director	492,720	31.36%	492,720	9.23%

Norm Klein (2) Director	136,153	8.67%	136,153	2.55%

All Officers and Directors as a Group (6 persons)	628,873	40.03%	996,041	18.65%

5% or more Stockholders

Global Health Investment Holdings Ltd. (1)	-	-	2,402,299	44.98%

Keith Wong (2)	492,720	31.36%	492,720	9.23%

(1)
Mr. Derek Muhs is vice chairman and Mr. Shu Li is chairman of a nine-person board of directors of Global Health Investment Holdings Ltd. (“Global Health”), and in their capacity as chairman and vice chairman, may be deemed to beneficially own the shares of Company common stock held by Global Health. To the Company’s knowledge, Mr. Muhs and Mr. Li on a combined basis are beneficial owners of approximately 16.2% of the outstanding capital stock of Global Health. The mailing address for the principal office of Global Health is Unit 402, 4th floor, Fairmont House, No. 8 Cotton Tree Drive, Admiralty, Hong Kong.

(2)	The mailing address for this beneficial owner is 8040 E. Morgan Trail, Unit 18, Scottsdale, Arizona 85258.

(3)	On March 5, 2013, Mr. Tony Liu was granted an option for the purchase of up to 5,300 shares of common stock.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

The following financial statements and exhibits are filed as part of this report:

(a)	Financial Statements of Businesses Acquired.

The audited financial statements of CBMG BVI (pre-merger and excluding Eastbridge) for the fiscal year ended December 31, 2012 and the notes thereto are incorporated herein by reference to Exhibit 99.1 to this Form 8-K/A.

(b)	Pro Forma Financial Information

The unaudited pro forma condensed consolidated balance sheet of the Company as of December 31, 2012 and the unaudited pro forma condensed consolidated statement of operations and comprehensive income of the Company for the year ended December 31, 2012 are filed as Exhibit 99.2 hereto and are incorporated herein by reference. The unaudited pro forma financial statements are based upon the pre-merger audited financial statements of CBMG BVI, and the pre-merger audited financial statements of East Bridge Investment Group Corporation, with applicable adjustments.

(d)	Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this current report.

2.1	Agreement and Plan of Merger dated November 13, 2012 (1)

2.2	Amendment No. 1 dated January 15, 2013, to Agreement and Plan of Merger (2)

2.3	Amendment No. 2 dated January 31, 2013, to Agreement and Plan of Merger (3)

2.4	Amendment No. 3 dated February 6, 2013, to the Agreement and Plan of Merger (4)

10.1	Contribution Agreement by and between EastBridge Investment Group Corporation and EastBridge Investment Corp. dated February 5, 2013 (4)

10.2	Executive Employment Agreement - Wen Tao (Steve) Liu (4)

10.3	Executive Employment Agreement - Wei (William) Cao (4)

10.4	Executive Employment Agreement - Andrew Chan (4)

10.5	Form of Director Letter Agreement (4)

10.6	Form of Indemnification Agreement for Non-Independent Directors (4)

10.7	Form of Indemnification Agreement for Independent Directors and Officers (4)

10.8	Lockup Agreement (4)

10.9	Deferred Compensation Agreement by and between EastBridge Investment Group Corporation, Keith Wong and Norman Klein dated February 5, 2013 (4)

10.10	Employment Agreement by and between EastBridge Investment Corp. and Keith Wong dated February 6, 2013 (4)

10.11	Employment Agreement by and between EastBridge Investment Corp. and Norman Klein dated February 6, 2013 (4)

10.12	Form of Listing Agreement (5)

10.13	Tsingda Stock Purchase Agreement (5)

10.14	Equity Interest Pledge Agreement for Cao Wei (English translation) (6)

10.15	Equity Interest Pledge Agreement for Chen Mingzhe (English translation) (6)

10.16	Exclusive Business Cooperation Agreement (English translation) (6)

10.17	Exclusive Option Agreement for Cao Wei (English translation) (6)

10.18	Exclusive Option Agreement for Chen Mingzhe (English translation) (6)

10.19	Loan Agreement Cao Wei and Chen Mingzhe (English translation) (6)

10.20	Power of Attorney for Cao Wei (English translation) (6)

10.21	Power of Attorney for Chen Mingzhe (English translation) (6)

23.1	Consent of BDO China Da Hua CPA Co., Ltd., filed herewith

99.1	Pre-merger financial statements of Cellular Biomedicine Group Ltd., a BVI corporation, for the year ended December 31, 2012, and accompanying notes to financial statements, filed herewith

99.2
The unaudited pro forma condensed consolidated balance sheet as of December 31, 2012 and the unaudited pro forma condensed consolidated statement of operations and comprehensive income of Cellular Biomedicine Group Inc., a Delaware corporation, for the year ended December 31, 2012, filed herewith

(1)	Incorporated by reference to Exhibit 2.1 filed with the Form 8-K filed with the Securities and Exchange Commission on November 20, 2012 (File No. 000-52282)

(2)	Incorporated by reference to Exhibit 2.1 filed with the Form 8-K filed with the Securities and Exchange Commission on January 22, 2013 (File No. 000-52282).

(3)	Incorporated by reference to Exhibit 2.1 filed with the Form 8-K filed with the Securities and Exchange Commission on February 4, 2013 (File No. 000-52282).

(4)	Incorporated by reference to Exhibit 2.4 filed with the Form 8-K filed with the Securities and Exchange Commission on February 12, 2013 (File No. 000-52282).

(5)	Incorporated by reference to Exhibit 10.12 and 10.13 filed with the Form 8-K/A filed with the Securities and Exchange Commission on June 18, 2013 (File No. 000-52282).

(6)	Incorporated by reference to Exhibits 10.14, 10.15, 10.16, 10.17, 10.18, 10.19, 10.20 and 10.21 filed with the Form 8-K/A filed with the Securities and Exchange Commission on August 14, 2013 (File No. 000-52282).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLULAR BIOMEDICINE GROUP, INC.

Date: December 31 , 2013	By:	/s/ Andrew Chan
Andrew Chan
Chief Financial Officer